SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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WALGREEN CO.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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200 Wilmot Road
Deerfield, Illinois 60015

November 24, 2009

Dear Walgreens Shareholder:

     Please join us Wednesday, January 13, 2010, at 2:00 p.m., Central time, for our Annual Shareholders’ Meeting. As in past years, the meeting will be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois. For your convenience, a trolley service will run from the Navy Pier parking garages to Entrance 2, Lobby 3. You may pick up a parking pass at the registration desk.

     Over the past year, we’ve advanced one of the most important strategic and operational transformations in our company’s 108-year history—during one of the most challenging economic climates ever. We’ve taken bold steps to sustain and grow the business and deliver increased value to our shareholders as we continue to fulfill our mission to be the most convenient provider of consumer goods and services, and pharmacy, health and wellness services. At this year’s Annual Meeting, we’ll update you on progress to get “more from the core” – to leverage the best store network in America; to enhance the customer experience for shoppers, patients, employers, and payors; to provide quality, affordable, accessible healthcare services through our pharmacies and clinics; and to reduce our costs and substantially improve productivity across the company.

     We’ll also review our financial performance, present our new branding campaign, and answer your questions.

     Please mark your calendar for January 13. Closed captioning will be offered during the entire meeting, including questions and answers. If you are unable to attend the meeting in person, please join us online at Walgreens.com at 2:00 p.m., Central Time, that day to hear a live broadcast. A video re-broadcast will be available on our website beginning Friday, January 15.

     Whether you attend or not, please be sure to vote your proxy promptly in accordance with the instructions on the enclosed proxy card. Please note that this year, the rules that guide how brokers vote your stock have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please return your proxy card so your vote can be counted.

     Thank you for your loyalty to Walgreens. Our best wishes for a healthy and happy holiday season.

Sincerely,

ALAN G. MCNALLY	GREGORY D. WASSON
Chairman of the Board	President and Chief Executive Officer

200 Wilmot Road
Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, January 13, 2010

TO THE SHAREHOLDERS OF WALGREEN CO.:

     The Annual Meeting of Shareholders of Walgreen Co., an Illinois corporation, will be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Wednesday, January 13, 2010, at 2:00 p.m. Central Standard Time.

     The Annual Meeting is being held for the following purposes:

(1)	To elect the nine directors named in this proxy statement to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP as Walgreen Co.’s independent registered public accounting firm;

(3)	To amend and restate the Walgreen Co. Executive Stock Option Plan;

(4)	To consider a shareholder proposal on a policy to change each voting requirement in the Company’s charter and by-laws to a simple majority vote;

(5)	To consider a shareholder proposal on a policy that a significant portion of future stock option grants to senior executives should be performance-based;

(6)	To consider a shareholder proposal on a written report on charitable donations; and

(7)	To transact such other business as may properly come before the meeting or at its adjournment.

     Only shareholders of record at the close of business on November 16, 2009, are entitled to vote at the meeting.

     Shareholders are cordially invited to attend the Annual Meeting. If attending, please bring the admission ticket mailed with this proxy statement and at least one form of photo identification.

     You may vote your shares by telephone, via the Internet or by mail by following the instructions on your proxy card. If you vote by telephone or via the Internet, you need not return your proxy card. If you choose to vote by mail, please sign, date and return the proxy card in the envelope provided. You may revoke your proxy at any time before your shares are voted at the meeting by notifying the Secretary of Walgreen Co. in writing or by submitting another timely proxy by telephone, Internet or mail. If you are present at the meeting, you may vote your shares in person, which will supersede your proxy. If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian. Please note that this year the rules that guide how brokers vote your stock have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please return your proxy card so your vote can be counted.

     For more information about the matters being considered at this meeting, we respectfully ask that you read the proxy statement on the following pages.

     The Company’s Annual Report to shareholders for fiscal year 2009 is enclosed with this proxy statement.

By order of the Board of Directors,

DANA I. GREEN
Secretary
November 24, 2009

TABLE OF CONTENTS

PROXY STATEMENT	1
PROPOSAL 1 — Election of Directors	2
The Board of Directors, Board Committees and Corporate Governance	5
Committees	6
Audit Committee	7
Compensation Committee	7
Finance Committee	7
Nominating and Governance Committee	8
Director Selection Process	8
Consideration of Director Candidates for the 2011 Annual Meeting	9
Communications with the Board of Directors	9
Director Compensation	9
Executive Compensation	13
Compensation Discussion and Analysis	13
Compensation Philosophy and Objectives	13
Role of the Compensation Committee	13
Definitions of Company Executives	13
Role of Company Personnel in Executive Compensation Decisions	14
Role of Outside Compensation Consultants	14
Setting Senior Executive Compensation	14
Elements of Compensation	15
Employment Agreements	24
Share Ownership Guidelines for Senior Executives	25
Tax-Deductibility of Executive Officer Compensation - Section 162(m) Deferred Compensation Plan	25
Compensation Committee Report on Executive Compensation	26
Executive Compensation Tables and Supporting Information	27
Summary Compensation Table	27
Grants of Plan-Based Awards	29
Outstanding Equity Awards at 2009 Fiscal Year-End	30
Option Exercises and Stock Vested in Fiscal Year 2009	33
Nonqualified Deferred Compensation for the 2009 Fiscal Year	34
Potential Payments Upon Termination or Change in Control	35
Securities Ownership of Certain Beneficial Owners and Management	43
Section 16(a) Beneficial Ownership Reporting Compliance	44
Equity Compensation Plans	44
Certain Relationships and Related Transactions	46
Audit Committee Report	46
Independent Registered Public Accounting Firm Fees and Services	47
PROPOSAL 2 — Ratification the Appointment of the Independent Registered Public Accounting Firm	48
PROPOSAL 3 — Amendment and Restatement of the Walgreen Co. Executive Stock Option Plan	48
PROPOSAL 4 — Shareholder Proposal on a Policy to Change Each Voting Requirement in the
Company’s Charter and By-laws to Simple Majority Vote	52
PROPOSAL 5 — Shareholder Proposal on a Policy That a Significant Portion of Future Stock Option
Grants to Senior Executives Should be Performance-Based	54
PROPOSAL 6 — Shareholder Proposal on a Written Report on Charitable Donations	56
Householding	57
Shareholder Proposals for the Next Annual Meeting	58
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders
to be held on January 13, 2010	58

200 Wilmot Road
Deerfield, Illinois 60015

November 24, 2009

PROXY STATEMENT

     This proxy statement is being distributed beginning November 24, 2009, in connection with the Annual Meeting of Shareholders of Walgreen Co. being held on January 13, 2010. This proxy statement describes the business that will be transacted at the Annual Meeting and how you can vote your shares.

     The enclosed proxy is solicited by the Board of Directors of Walgreens. The items described in the proxy statement constitute the only business that the Board of Directors intends to present, or is informed that others will present, at the Annual Meeting.

     Only shareholders of record at the close of business on November 16, 2009, are entitled to notice of, and to vote at, the Annual Meeting. As of that date, 987,786,458 shares of Walgreen Co. common stock were outstanding. A majority of these shares, represented at the meeting in person or by proxy, will constitute a quorum. Abstentions and withheld votes are counted as shares represented at the meeting for purposes of determining a quorum.

     A form of proxy is enclosed. Shareholders may revoke the proxy at any time before the shares are voted by notifying the Company’s Secretary in writing or by submitting another timely proxy by telephone, Internet or mail. The proxy confers discretionary authority to the persons named in the proxy, or their substitutes, to vote on any other business that may properly come before the meeting.

     The proxy holders intend to vote all proxies received by them, unless directed otherwise by your proxy election, as follows: for the election of the director nominees named in this proxy to hold office for one year or until their successors are elected and qualified; for the ratification of the appointment of Deloitte & Touche, LLP; for the approval of the amended and restated Walgreen Co. Executive Stock Option Plan; and against each of the three shareholder proposals.

     Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting means that shareholders could give nine votes to one nominee for each share owned, or they could distribute their votes among as many nominees as they choose. Each director is elected by the vote of a majority of the shares represented in person or by proxy and entitled to vote. Shareholders may direct their votes to be cast for or withheld from each director candidate. A withheld vote will have the effect of a vote against a director candidate.

     The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of all other proposals. Shareholders may direct their votes to be cast for or against each proposal, or may abstain. Abstentions will have the effect of votes against a proposal.

     If a shareholder’s shares are held by a broker on the shareholder’s behalf (that is, in “street name”) and the shareholder does not instruct the broker as to how to vote these shares on the ratification of accountants, the broker may exercise its discretion to vote for or against that proposal. If, however, the shareholder does not instruct the broker as to how to vote the shareholder’s shares on the election of directors, the amended and restated Walgreen Co. Executive Stock Option Plan or the three shareholder proposals, the broker may not exercise discretion to vote for or against those proposals. This is a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal.

     Please note that this year the rules that guide how brokers vote your stock have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please return your proxy card so your vote can be counted.

     Walgreens will bear the expenses incurred to solicit proxies. Solicitation may be made by mail and by telephone. Officers, directors and regular employees of Walgreens may help solicit proxies for no additional compensation. Walgreens may also retain a professional solicitor to assist with soliciting proxies for a base fee of approximately $12,000, plus reasonable expenses.

     Walgreens may request brokerage houses and other nominees or fiduciaries to forward its proxy materials and Annual Report to beneficial owners of the stock, and Walgreens may reimburse such entities for related expenses.

     Your vote is confidential and will not be disclosed to Walgreens unless required by law or requested by you.

PROPOSAL 1

Election of Directors

     There are nine nominees for election to the Board of Directors identified below.

     Marilou M. von Ferstel and Cordell Reed, two current members of the Board, are reaching the retirement age established under the Company’s Corporate Governance Guidelines and are retiring from the Board. Charles R. Walgreen III is also retiring this year, after extending his service beyond retirement age at the request of the Board. These directors are not included as nominees below for election at the 2010 Annual Meeting.

     The proxy holders intend to vote all proxies received by them for the election of the nominees named below to hold office for one year or until their successors are elected and qualified. Should any nominee unexpectedly become unavailable for election, the Nominating and Governance Committee will recommend, and the Board of Directors will substitute, a replacement nominee. The proxy holders will vote your shares for that other person. The Board of Directors does not anticipate that any nominee will be unable to serve.

     The following table sets forth the names, ages, principal occupations and other information about the director nominees:

Names and ages of director nominees,	Period of service
their principal occupations	as director
and other information	began in

Alan G. McNally, 64—Chairman of the Board of Walgreen Co. (since October 2008). Mr. McNally was the acting Chief Executive Officer of Walgreen Co. from October 2008 to February 2009 and lead director of the Board from January 2008 to October 2008. Mr. McNally is Special Advisor to Harris Financial Corporation (since January 1, 2007). Mr. McNally was Chairman of the Board of Harris Financial Corporation from April 1998 to May 2006, Chief Executive Officer from April 1998 to September 2002, and a director from May 2006 through December 2006. Mr. McNally was Chairman of the Board of Harris Trust and Savings Bank and Harris Bankcorp, Inc. from April 1995 to January 2004 and Chief Executive Officer from September 1993 to September 2002. Mr. McNally was Senior Advisor to TeleTech North America from February 2003 to September 2006.

1999

Names and ages of director nominees,	Period of service
their principal occupations	as director
and other information	began in

Steven A. Davis, 51—Chairman (since September 2006) and Chief Executive Officer (since May 2006) of Bob Evans Farms, Inc. Mr. Davis was President of Long John Silver’s and A&W All-American Food Restaurants (Yum! Brands) from January 2002 to May 2006 and Senior Vice President and General Manager of Pizza Hut, Inc. (Yum! Brands) from 1993 to 2002. Mr. Davis is a director of Bob Evans Farms, Inc. and through September 2009, Mr. Davis served as a director of CenturyLink (successor to Embarq Corporation). Mr. Davis is a director of the National Restaurant Association and participates in many civic initiatives in his home state of Ohio.

2009

William C. Foote, 58—Chairman of the Board (since April 1996) and Chief Executive Officer (since January 1996) of USG Corporation. Mr. Foote was President of USG Corporation from September 1999 to January 2006. Mr. Foote is a director of USG Corporation, Kohler Co. and the National Association of Manufacturers. Mr. Foote is also Chairman of the Board of The Federal Reserve Bank of Chicago and serves as a life trustee of Northwestern Memorial HealthCare in Chicago.	1997

Mark P. Frissora, 54—Chairman of the Board (since January 1, 2007) and Chief Executive Officer (since July 2006) of Hertz Global Holdings, Inc. and The Hertz Corporation. Mr. Frissora was Chief Executive Officer of Tenneco Inc. from November 1999 to July 2006 and President of the automotive operations of Tenneco Inc. from April 1999 to July 2006. Mr. Frissora served as the Chairman of Tenneco Inc. from March 2000 to July 2006. Mr. Frissora is a director of Hertz Global Holdings, Inc. and through November 18, 2009, served as a director of NCR Corporation, where he chaired the compensation and human resource committee.

2009

Nancy M. Schlichting, 55—President and Chief Executive Officer of the Henry Ford Health System (since June 2003). Ms. Schlichting was Executive Vice President and Chief Operating Officer of the Henry Ford Health System from June 1999 to June 2003, and President and Chief Executive Officer of Henry Ford Hospital from August 2001 to June 2003. Ms. Schlichting is a director of the Kresge Foundation and the Michigan Hospital and Health Association, chairing the board’s compensation committee at both institutions.	2006

Names and ages of director nominees,	Period of service
their principal occupations	as director
and other information	began in
David Y. Schwartz, 68—Independent business advisor and consultant to various companies principally in the retail, distribution and services industries. Former Partner at Arthur Andersen LLP, Mr. Schwartz is a director of Foot Locker, Inc., where he chairs the board’s finance and strategic planning committee, and Stage Stores, Inc. and True Value Company, where he chairs the audit committees. Mr. Schwartz assists several civic and charitable institutions in the Midwestern United States.	2000

Alejandro Silva, 62—Chairman and Chief Executive Officer of Evans Food Group, Inc. (since October 1985), a producer of snack foods. Mr. Silva is a director of Evans Food Group, Inc. and director and audit committee member of the PrivateBancorp, Inc. Mr. Silva is also a director of the Chicago Transit Authority, where he chairs the committee on finance, audit and budget, and lends his experience to numerous Chicago civic organizations, including the Renaissance 2010 School Fund.	2008

James A. Skinner, 65—Vice Chairman (since January 2003) and Chief Executive Officer (since November 2004) of McDonald’s Corporation. Mr. Skinner is a director of McDonald’s Corporation and Illinois Tool Works Inc., where he also serves on the board’s compensation committee. Mr. Skinner is a trustee of the Ronald McDonald House Charities.	2005

Gregory D. Wasson, 51—President and Chief Executive Officer (since February 2009). Mr. Wasson was President and Chief Operating Officer from May 2007 to February 2009, Executive Vice President from October 2005 to May 2007, Senior Vice President from February 2004 to October 2005 and Vice President from October 2001 to February 2004. Mr. Wasson was also President of Walgreens Health Services from March 2002 to May 2007.	2009

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES AS SET FORTH ABOVE. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

The Board of Directors, Board Committees and Corporate Governance

     The Board of Directors met by telephone and in person 17 times and there were 20 meetings of Board Committees during the 2009 fiscal year. The Company’s Corporate Governance Guidelines state that directors are expected to attend the Annual Meeting of Shareholders and all meetings of the Board and the Committees of which they are members, unless prevented by unavoidable circumstances. Each director attended more than 85% of the aggregate number of meetings of the Board of Directors and meetings of the Board Committees on which he or she served during the periods for which he or she served. All of the directors who were then serving attended the Company’s Annual Meeting of Shareholders on January 14, 2009.

     The Board believes that, as a matter of policy, at least two-thirds of the Company’s Board members should be independent. Accordingly, the Board conducts an annual review as to whether each of its directors qualifies as independent. As permitted by the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange listing standards, the Board has determined categorically that any relationship within the parameters set forth below will not impair the independence of a director:

1)	The director or a member of the director’s immediate family is, or has been during the entity’s last fiscal year, an executive officer or director of an entity with which the Company has ordinary course business dealings and such entity has, directly or indirectly, made payments to, or received payments from, the Company during the entity’s last fiscal year equal to less than the greater of $200,000 or 2% of the entity’s consolidated gross revenue for the entity’s last fiscal year; or

2)	The director or a member of the director’s immediate family is an executive officer, director or trustee or was an executive officer, director or trustee of a charitable or other not-for-profit entity during the entity’s last fiscal year and the Company’s contributions to the entity during the entity’s last fiscal year are: (a) less than the greater of $200,000 or 2% of the entity’s total annual charitable receipts for the entity’s last fiscal year; and (b) less than 5% of the Company’s total annual contributions to charitable or other not-for-profit entities. The Company’s matching of employee charitable contributions will not be included in the Company’s annual charitable contributions for this purpose.

     In its annual review, the Board of Directors determined that Mr. Davis, Mr. Foote, Mr. Frissora, Mr. Reed, Ms. Schlichting, Mr. Schwartz, Mr. Silva, Mr. Skinner and Ms. von Ferstel are independent under the applicable listing standards of the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange, as well as the Company’s standards. Mr. McNally was also an independent director under the applicable standards until his appointment as Chairman and acting Chief Executive Officer on October 10, 2008 and regained independent status after relinquishing the duties of acting Chief Executive Officer on February 1, 2009.

     In assessing independence, the Board of Directors was aware of and evaluated the following relationships:

  Mr. Davis was a director of CenturyLink (a successor to Embarq Corporation) through September 30, 2009. The Company utilizes CenturyLink’s telecommunications services.

  Mr. Foote is a life trustee of Northwestern Memorial HealthCare, the corporate parent of Northwestern Memorial Hospital. Mr. Foote does not perform any executive functions in this position. Northwestern Memorial Hospital utilizes the Company’s pharmacy services.

  Mr. Frissora was a director of NCR Corporation through November 18, 2009. The Company contracts with NCR for software and technology support.

  Mr. Reed is the chairman of the board of Chicago State University, which receives charitable contributions from the Company.

  Ms. Schlichting is the president and chief executive officer of the Henry Ford Health System. Health Alliance Plan, a health plan affiliated with Henry Ford, offers healthcare insurance and related administrative services, and individual members that hold that insurance or are the beneficiaries of the administrative services may fill prescriptions at the Company’s pharmacies. In addition, Health Alliance Plan provides health insurance to certain of the Company’s Michigan-based employees.

  Mr. Schwartz is a director of Foot Locker, Inc. The Company sells Foot Locker gift cards at its locations.

  Mr. Silva is a board member of the Renaissance 2010 School Fund, a not-for-profit organization that receives charitable contributions from the Company.

  Mr. Skinner is the vice-chairman and chief executive officer of McDonald’s Corporation. The Company leases space from McDonald’s for one of its locations. The Company also has a business relationship with Redbox Automated Retail, LLC, a former affiliate of McDonald’s.

     In each instance, the Board concluded that the relationship did not impair the independence of the director.

     The independent members of the Board of Directors meet in executive sessions in conjunction with each quarterly Board meeting, as well as at some other meetings. As the lead director, Mr. McNally presided at those sessions until assuming the positions of Chairman and acting Chief Executive Officer of the Company on October 10, 2008. Mr. McNally resumed presiding at executive sessions when he relinquished the duties of acting Chief Executive Officer. Mr. Foote, Chair of the Nominating and Governance Committee, presided at executive sessions during Mr. McNally’s term as acting Chief Executive Officer.

     The Board has adopted a written charter for each committee, as well as Corporate Governance Guidelines that address the Board’s composition and governance. The Board has also adopted an Ethics Policy Statement that applies to all of the Company’s employees, officers and directors, as well as a Code of Ethics for Financial Executives that applies to and has been signed by the Chief Executive Officer, the Chief Financial Officer and the Controller. These materials can be found on the Company’s website at investor.walgreens.com, and may be obtained by writing: Walgreen Co., Attn: Shareholder Relations, Mail Stop #2261, 200 Wilmot Road, Deerfield, Illinois 60015. Changes to or waivers, if any, of the Company’s Ethics Policy Statement for directors and executive officers or the Company’s Code of Ethics for Financial Executives would be promptly disclosed on the Company’s website.

Committees

     During fiscal year 2009, the Board of Directors had standing Audit, Compensation, Finance, and Nominating and Governance Committees. The Board of Directors has determined that each member of the Audit, Compensation, and Nominating and Governance Committees is independent as defined in the Company’s independence standards, the rules of the Securities and Exchange Commission (in the case of the Audit Committee), and the listing standards of the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange. Current committee membership follows:

	Audit	Compensation	Finance	Nominating and
Director Name	Committee	Committee	Committee	Governance Committee
Mr. Davis			X	X
Mr. Foote		X		X*
Mr. Frissora			X	X
Mr. McNally			X*
Mr. Reed		X	X
Ms. Schlichting	X	X
Mr. Schwartz	X*		X
Mr. Silva	X			X
Mr. Skinner	X	X*
Ms. von Ferstel	X			X
Mr. Walgreen III			X
____________________

*       Chair of Committee.

Audit Committee

     The Audit Committee met eight times during the fiscal year. The Committee is composed of Mr. Schwartz, Chairman, Ms. Schlichting, Mr. Silva, Mr. Skinner and Ms. von Ferstel.

     Each member of the Committee meets the current financial literacy requirements of the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange. The Board of Directors has also determined that Mr. Schwartz meets the definition of audit committee financial expert under the rules promulgated by the Securities and Exchange Commission.

     The Committee assists in the oversight of matters relating to the Company’s financial reporting processes and systems. Specific tasks include overseeing the quality and integrity of the Company’s financial statements, the Company’s compliance with certain regulatory requirements, and internal accounting controls. The Committee also reviews the performance of the Company’s outside auditor and the internal audit function, and oversees policies associated with financial risk assessment and risk management.

Compensation Committee

     The Compensation Committee met four times during the fiscal year. The Committee is composed of Mr. Skinner, Chairman, Mr. Foote, Mr. Reed and Ms. Schlichting.

     The Committee determines the various elements of executive compensation and oversees executive succession planning. The Committee maintains authority and responsibility for the administration of various executive compensation programs, including base salaries, the annual performance-based Management Incentive Plan, the Long-Term Performance Incentive Plan, the Executive Stock Option Plan, and certain executive deferred compensation plans. The Committee also reviews management’s proposals regarding certain employee benefit plans and makes recommendations regarding such proposals to the Board of Directors.

     The Committee is assisted by Mercer LLC, an independent outside compensation consultant. Mercer LLC provides to the Committee information regarding market compensation and practices, assists the Committee in the review and evaluation of such compensation and practices, and advises the Committee on compensation decisions, particularly with respect to the compensation of the Company’s Chief Executive Officer. Mercer LLC also assists the Nominating and Governance Committee in the review and evaluation of director compensation and practices. Mercer LLC does not currently provide any additional services to the Company.

     For additional information regarding the operation of the Committee, see “Executive Compensation — Compensation Discussion and Analysis” below.

Finance Committee

     The Finance Committee met five times during the fiscal year. The Committee is composed of Mr. McNally, Chairman, and Messrs. Davis, Frissora, Reed, Schwartz and Walgreen III. Mr. McNally stepped down from the Committee upon assuming the positions of Chairman and acting Chief Executive Officer of the Company on October 10, 2008. Mr. McNally was re-elected Chairman of the Committee when he relinquished the duties of acting Chief Executive Officer. Mr. Schwartz served as acting Chairman of the Committee during Mr. McNally’s term as acting Chief Executive Officer.

     The Committee reviews the financial policies, requirements and practices of the Company and makes recommendations to the Board of Directors concerning such matters. Specific tasks include reviewing the Company’s capital structure, dividend policy, capital expenditures, operating income, cash balances and cash flow.

Nominating and Governance Committee

     The Nominating and Governance Committee met three times during the fiscal year. The Committee is composed of Mr. Foote, Chairman, Mr. Davis, Mr. Frissora, Mr. Silva, and Ms. von Ferstel. Mr. McNally stepped down from the Committee upon assuming the position of acting Chief Executive Officer on October 10, 2008.

     The Committee considers matters related to corporate governance, makes recommendations to the Board of Directors regarding various elements of director compensation, develops general criteria regarding the qualifications and selection of Board members and recommends candidates for election to the Board of Directors.

Director Selection Process

     The Board of Directors seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, the Company and its shareholders. Desired qualities to be considered include:

     Experience:

  high-level leadership experience in business or administrative activities, and significant accomplishment;

  expertise in key facets of corporate management;

  breadth of knowledge about issues affecting the Company; and

  proven ability and willingness to contribute special competencies to Board activities.

     Personal attributes:

  personal integrity;

  loyalty to the Company and concern for its success and welfare;

  willingness to apply sound and independent business judgment;

  awareness of a director’s vital role in the Company’s good corporate governance and citizenship;

  no present conflict of interest;

  willingness to devote the time necessary for meetings and for consultation on Company matters;

  willingness to assume broad fiduciary responsibility; and

  enthusiasm about the prospect of serving.

     When recommending to the full Board the slate of directors to be nominated for election at the annual meeting of shareholders, the Nominating and Governance Committee reviews the qualifications and backgrounds of nominees for director, as well as the overall composition of the Board. With respect to continuing non-employee directors, the Nominating and Governance Committee also focuses on continued independence, transactions that may present conflicts of interest, changes in principal business activities and overall contribution to the Board. Nominees may be suggested by directors, members of management, shareholders, or, in some cases, by a third-party firm engaged to recommend director candidates.

     The Nominating and Governance Committee may engage a consulting firm to help identify candidates for director who meet the Company’s qualifications, and did so to identify Mr. Davis. Generally, the firm screens candidates against specific qualifications, develops profiles and prepares biographies of each candidate. The firm also assists in the interview process. The Chairman of the Board, acting on behalf of the full Board, extends the formal invitation to become a Board nominee.

Consideration of Director Candidates for the 2011 Annual Meeting

     The Nominating and Governance Committee welcomes shareholder suggestions of director candidates for consideration by the Committee. Shareholders should write to the Nominating and Governance Committee, Walgreen Co., Attention: Corporate Secretary, 200 Wilmot Road, Deerfield, Illinois 60015. Shareholders should provide the candidate’s name, biographical data, qualifications and the candidate’s written consent to being named as a nominee in the Company’s Proxy Statement and to serve as a director, if elected. If selected by the Nominating and Governance Committee, candidates will also be required to satisfy any additional requirements of the Nominating and Governance Committee and the Company’s By-Laws.

     The Company’s By-Laws also provide a formal procedure whereby a shareholder may nominate a candidate for election as a director. A shareholder wishing to directly nominate a director candidate should notify the Corporate Secretary of the Company in writing on or after September 15, 2010 and not later than October 15, 2010, at Walgreen Co., Attention: Corporate Secretary, 200 Wilmot Road, Deerfield, Illinois 60015.

     The shareholder must comply with all of the other requirements of Article II, Section 15(c) of the Company’s By-Laws and any applicable provision of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. By-Law requirements include providing the identity of the candidate, the name and address of the proposing shareholder and the underlying beneficial owner, if any, the relationship between the proposing shareholder and the underlying beneficial owner, if any, and such parties’ stock holdings and derivative positions in the Company’s securities. The Company’s By-Laws require that shareholders nominating director candidates provide additional disclosure regarding the person nominated, including information the Company deems appropriate to ascertain the candidate’s qualifications to serve on the Company’s Board of Directors, disclosure of compensation arrangements between the candidate, the nominating shareholder and the underlying beneficial owner, if any, and other information required to comply with the proxy rules and applicable law.

Communications with the Board of Directors

     All interested parties may communicate with the Chairman or the directors by regular mail directed to Walgreen Co., Attention: Corporate Secretary, 200 Wilmot Road, Deerfield, Illinois 60015. The Corporate Secretary or her designee will collect and organize all such communications, discarding any that are solicitations or are irrelevant to the Board’s responsibilities. The remaining communications will be forwarded to the appropriate member or group of members of the Board, who shall determine how such communications should be addressed.

Director Compensation

     This section describes the compensation provided to non-employee members of the Company’s Board of Directors. A full-time employee who serves as director does not receive additional compensation for such service.

     Overview. Non-employee director compensation is reviewed annually by the Nominating and Governance Committee of the Board, with the assistance of Mercer LLC, the Committee’s current compensation consultant. Mercer LLC provides to the Committee information regarding market compensation, practices and trends, assists in the review and evaluation of such information, and advises the Committee on compensation decisions. The Committee’s review compares the Company’s director compensation to both retail peer companies and a sample of comparably sized companies in other industries, and seeks to provide director compensation that is competitive with director compensation for these groups. The Committee also seeks to provide an appropriate mix of equity-based and cash compensation, so as to link director compensation to the interests of the Company’s shareholders. Any changes to director compensation are recommended by the Nominating and Governance Committee for approval by the full Board.

     Fiscal Year 2009 Director Compensation. During fiscal year 2009, non-employee directors received the following compensation, subject to the deferral opportunities described below under “Nonemployee Director Stock Plan”:

  A $70,000 annual retainer, paid quarterly.

  An additional $20,000 annual retainer for the Chair of the Audit Committee and an additional $10,000 annual retainer for each Chair of other Board committees, paid quarterly.

  An additional $50,000 annual retainer for the lead director, paid quarterly. Mr. McNally held that position until October 10, 2008, at which time he was appointed as acting Chief Executive Officer of the Company. Mr. McNally’s fiscal year 2009 lead director retainer was pro-rated through the date of such appointment. See the Director Compensation Table below for Mr. McNally’s total director compensation for fiscal year 2009.

  An additional $300,000 annual retainer for the independent Chairman of the Board, paid quarterly. Mr. McNally has held that position since February 1, 2009, when he ceased serving as acting Chief Executive Officer. Mr. McNally’s fiscal year 2009 independent Chairman retainer was pro-rated from the date he began serving as independent Chairman through the end of the fiscal year. The Nominating and Governance Committee reviewed information supplied by Mercer LLC on market practices for compensating an independent chairman when the positions of Chief Executive Officer and Chairman of the Board were separated and determined that this annual independent Chairman retainer was appropriate.

  A grant, as of November 1, 2008, of 4,713 shares of Walgreen Co. common stock (3,535 shares in the case of Mr. Silva) under the Walgreen Co. Nonemployee Director Stock Plan (described below) for service as director from November 1, 2007 through October 31, 2008. The number of shares was calculated by dividing $120,000 ($90,000 in the case of Mr. Silva) by $25.46, the Walgreen Co. closing stock price on October 31, 2008, as November 1, 2008 was not a trading day.

     One-half of the annual retainer is paid in shares of Walgreen Co. common stock, with the number of shares determined based on the closing market price of Walgreen Co. common stock on the first trading day of each fiscal quarter. However, if the director elects instead to receive this portion of the retainer in the form of deferred stock units, as described below under “Nonemployee Director Stock Plan,” then the number of shares is determined based on the closing market price of Walgreen Co. common stock on the day of each quarterly Board meeting. The remaining half of the annual retainer, as well as the full amount of the Committee chair retainer, the lead director retainer, and the independent Chairman retainer, are paid in cash, subject to the deferral opportunities described below under “Nonemployee Director Stock Plan.” All directors are also reimbursed for expenses incurred in connection with Board and Board Committee meetings.

Director Compensation Table

     The following table details the compensation provided to each non-employee director for fiscal year 2009:

			Change in
			Pension
			Value and
	Fees Earned		Nonqualified
	or Paid in	Stock	Deferred	All Other
	Cash	Awards	Compensation	Compensation	Total
Name	($)(1)	($)(2)	Earnings ($)(3)	($)(4)	($)
Steven A. Davis(5)	16,168	16,168	—	60	32,396
William C. Foote	45,000	155,000	—	9,057	209,057
Mark P. Frissora(6)	21,972	21,972	—	—	43,944
Alan G. McNally(7)	206,234	133,972	—	6,701	346,907
Cordell Reed	35,000	155,000	1,593	7,166	198,759
Nancy M. Schlichting	35,000	155,000	—	5,089	195,089
David Y. Schwartz	61,429	155,000	—	7,728	224,157
Alejandro Silva	35,000	125,000	—	2,244	162,244
James A. Skinner	45,000	155,000	—	7,089	207,089
Marilou M. von Ferstel	35,000	155,000	31,447	3,004	224,451
Charles R. Walgreen III	35,000	155,000	—	—	190,000
____________________

(1)	Includes one-half of annual retainer paid in cash, the full amount of any committee chair retainer, with respect to Mr. McNally, the lead director retainer and independent Chairman retainer, and with respect to Mr. Schwartz, a pro-rated retainer for service as acting chair of the Finance Committee (including any deferred amounts).

(2)	Includes dollar value of November 1, 2008 annual stock grant, plus one-half of annual retainer paid in stock (including any deferred amounts). All stock awards are fully vested at the grant date.

(3)	Includes portion of prior deferred compensation plan earnings that is considered to be above-market. Also includes increase in present value of amounts payable under the Walgreen Co. Retirement Plan for Outside Directors of $1,593 for Mr. Reed and $11,616 for Ms. von Ferstel. This Retirement Plan is described below.

(4)	Represents dividends credited to deferred stock units.

(5)	Reflects partial year compensation. Mr. Davis joined the Board of Directors as of March 16, 2009.

(6)	Reflects partial year compensation. Mr. Frissora joined the Board of Directors as of January 14, 2009.

(7)	Includes the non-employee director compensation received by Mr. McNally during fiscal year 2009 for service as lead director and independent Chairman as disclosed in section “Fiscal Year 2009 Director Compensation” above. Excludes compensation paid to Mr. McNally from October 10, 2008 through January 31, 2009 as an executive officer for his service as acting Chief Executive Officer. See “Executive Compensation” and “Executive Compensation Tables and Supporting Information” sections of this proxy statement for details concerning Mr. McNally’s compensation for service as acting Chief Executive Officer.

     Nonemployee Director Stock Plan. In November 1996, the Company established the Walgreen Co. Nonemployee Director Stock Plan. The Plan was amended and restated effective January 14, 2004, and further amended effective October 12, 2005, October 11, 2006, and September 1, 2009. Under this Plan, each non-employee director receives a grant of Walgreen Co. common stock on each November 1, for service as director during the preceding 12-month period. The grant is calculated based on a dollar value established under the Plan, which may be adjusted by the Board periodically. This value was originally set at $80,000 and was increased to $100,000 for the November 1, 2006 grant, to $120,000 commencing with the November 1, 2007 grant, and to $155,000 commencing with the November 1, 2009 grant, as explained below. Under this Plan, the following deferral opportunities are available to directors:

  All cash retainer payments may be deferred into a deferred cash compensation account or awarded in the form of deferred stock units.

  The portion of the annual retainer paid in stock and the annual stock grant may be awarded in the form of deferred stock units.

     All amounts deferred into the deferred cash compensation account accrue interest at a monthly compounding rate equal to 120% of the applicable federal midterm rate. All deferred stock unit and deferred cash compensation account balances are paid out in cash in two annual installments, the first of which occurs 30 days after retirement from the Board of Directors.

     Fiscal Year 2010 Director Compensation. The Nominating and Governance Committee conducted an annual review of director compensation in July 2009, with the assistance of Mercer LLC as described in the “Overview” above. While a similar review in July 2008 did not result in any change to director compensation, in 2009, the Nominating and Governance Committee recommended the following changes for fiscal year 2010, which were approved by the full Board:

  Effective September 1, 2009, paying the annual retainer quarterly in cash, rather than one-half in cash and one-half in Walgreen Co. common stock, subject to the cash compensation deferral opportunities described above.

  Effective November 1, 2009, increasing the value of the annual stock grant made to directors on each November 1 from $120,000 to $155,000.

     These changes moved the Company’s non-employee director compensation closer to median among industry and peer group companies, while retaining an appropriate mix of cash and equity compensation.

     Discontinued Director Compensation Programs. Certain non-employee directors remain eligible for benefits under discontinued director compensation arrangements as follows:

  The Walgreen Co. Nonemployee Director Stock Plan is a replacement for certain compensation arrangements for non-employee directors in effect prior to November 1996, under the Walgreen Co. Retirement Plan for Outside Directors. Under the Retirement Plan for Outside Directors, upon retirement a non-employee director receives annual benefits for the shorter of (i) the number of years the director served as a non-employee member of the Board, or (ii) ten years, and these benefits were equal to the sum of 80% of the annual Board retainer in effect on the date of retirement, plus 4% of the director’s final annual retainer for each year of service as a non-employee director in excess of ten years. In no case could the annual benefit payment exceed 100% of the annual retainer in effect and payable to the non-employee director on the date of his or her retirement from the Board of Directors. The Retirement Plan for Outside Directors will continue to apply in the future only with respect to compensation earned by non-employee directors for periods of service prior to November 1, 1996. Mr. Reed and Ms. von Ferstel will receive benefits under this Retirement Plan upon their retirement from the Board.

  Ms. von Ferstel participated in unfunded deferred compensation plans offered prior to 1993 that permitted a director to defer a portion of her retainer fees. During fiscal year 2009, Ms. von Ferstel received $55,300 in payments under such plans.

     Share Ownership Guidelines for Directors. The Board of Directors adopted director share ownership guidelines in 2008. Under the guidelines, each non-employee director is expected to accumulate at least the lesser of 20,000 shares of Walgreen Co. common stock and the number of shares valued at three times the director’s total annual cash and equity compensation within five years of the later of commencement of Board service and November 1, 2008.

Executive Compensation

Compensation Discussion and Analysis

     This Compensation Discussion and Analysis provides information regarding (1) the overall structure of the compensation provided to the Company’s executives, (2) the role and involvement of various parties in executive compensation analysis and decisions, and (3) the process, substance of and rationale for decisions concerning executive compensation.

Compensation Philosophy and Objectives

     The Compensation Committee of the Board of Directors (referred to in this section as the “Committee”) is responsible for establishing, implementing and monitoring the Company’s executive compensation philosophy and objectives. The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of annual and long-term Company performance goals and aligns executives’ interests with those of shareholders, with the ultimate objective of improving shareholder value. The Committee evaluates both individual performance and market compensation to ensure that the Company is attracting and retaining strong-performing employees in key positions.

Role of the Compensation Committee

     The Committee reviews and approves all components of Company executive pay, recommends or reports its decisions to the Board of Directors, and oversees the administration of the compensation program for senior executives.

     The Committee’s Charter, which can be found on the Company’s website at investor.walgreens.com, lists the specific responsibilities of the Committee. The primary duties of the Committee with regard to senior executive compensation are to conduct an annual review of executive officer compensation, oversee the design of the Company’s compensation programs for these executives, approve annual awards under the Company’s short-term and long-term incentive programs and oversee the administration of these programs. The Committee also determines all aspects of compensation for the Company’s Chief Executive Officer. The Committee reviews its Charter annually and submits any recommended changes to the Board of Directors.

     The Board of Directors determines the Committee’s membership, and the Committee consists solely of non-management directors who are independent under applicable securities laws and stock exchange rules. The Committee meets in person at scheduled times during the year, meets telephonically as needed, and also considers and takes action by written consent. The Committee Chairman reports on Committee actions and recommendations at Board of Directors meetings. The Committee is supported in its work by its outside independent compensation consultant, as well as the Company’s Human Resources management, which provides data and other information.

Definitions of Company Executives

     Both within this Compensation Discussion and Analysis and elsewhere in this proxy statement, there are terms used to describe groups of Company executives. “Executives” generally refers to the 107 individuals who are currently at the divisional vice president or market vice president level and above. These are the key managers of the Company, who are eligible for executive-level compensation and benefit programs. “Senior executives” refers to a more limited group of 21 individuals who are currently at the corporate vice president level and above. “Named executive officers” refers to the seven individuals identified in this Compensation Discussion and Analysis and the Executive Compensation Tables and Supporting Information section of this proxy statement.

Role of Company Personnel in Executive Compensation Decisions

     The Committee reviews and approves all decisions concerning the Company’s executive compensation plans and programs, including individual executive compensation. The Chief Executive Officer reviews annually the performance and pay level of each senior executive, develops recommendations concerning the compensation of each senior executive and presents those recommendations to the Committee. The Chief Executive Officer does not make recommendations concerning his own compensation. The Company’s Human Resources management provides information, analysis and other support to the Chief Executive Officer and the Committee during these processes.

Role of Outside Compensation Consultants

     The Committee engages Mercer LLC as its independent compensation consultant. The Committee utilizes Mercer LLC to provide information regarding market compensation, practices and trends, assist in the review and evaluation of such information, and advise the Committee on compensation decisions, particularly with respect to the compensation of the Company’s Chief Executive Officer. In addition, Mercer LLC assists the Nominating and Governance Committee in the review and evaluation of director compensation and practices. Mercer LLC does not currently provide any additional services to the Company.

     The Company engages Hewitt Associates, Inc. to serve as the executive compensation consultant to the Company’s Human Resources management.

Setting Senior Executive Compensation

     In developing recommendations and making determinations regarding the amount and composition of senior executive compensation, the Committee’s focus is to provide a compensation package that enables the Company to attract and retain talented executives, reward individual and Company performance and link the interests of the Company’s senior executives to the interests of the Company’s shareholders. The Committee members believe that each element of the compensation program should target compensation levels taking into account current market practices. At the same time, market compensation levels and practices are not the only factors used by the Committee in making executive compensation decisions, and the Committee refrains from making executive compensation decisions in response to short-term market fluctuations. The Committee carefully considers internal equity issues and historical Company practices, along with long-term market trends, in making executive compensation decisions.

     In determining actual compensation levels, the Committee considers all elements of the program in total rather than any one element in isolation. The Committee compares these compensation components to those of companies that it establishes as its “peer group” for these purposes. The peer group is reviewed each year with the assistance of the Committee’s compensation consultant and Human Resources management, and is updated accordingly. Because of the large variance in size among the companies comprising the peer group, regression analysis is used to adjust the compensation data for differences in company revenues. This adjusted value is used as the basis of comparison of compensation between Company senior executives and peer group senior executives. The Committee does not target a specific percentile of the peer group in setting Company compensation, but primarily focuses on peer group median compensation.

     For the compensation review conducted during the 2009 fiscal year, there were two separate peer groups evaluated. Consistent with prior years, the primary peer group consisted of the 20 companies listed below, which include companies in the retail drug industry, companies having operations within broader retail markets, and selected healthcare companies. In addition, to assess more directly the competitive market for the compensation of the executives running the Company’s health care divisions, the second list of 16 healthcare companies also shown below was used as a reference point. As an additional reference point, certain non-operational positions at the senior executive level, including Chief Financial Officer, were also compared against general industry market data representing companies from a variety of industries within the Fortune 100.

Primary Peer Group:

Best Buy Co., Inc.	McDonald’s Corporation
CVS Caremark Corporation	Medco Health Solutions, Inc.
Costco Wholesale Corporation	Publix Super Markets, Inc.
Express Scripts, Inc.	Rite Aid Corporation
The Home Depot, Inc.	Safeway Inc.
J.C. Penney Company, Inc.	Sears Holdings Corporation
Kohl’s Corporation	Staples, Inc.
The Kroger Co.	SUPERVALU INC.
Lowe’s Companies, Inc.	Target Corporation
Macy’s, Inc.	Wal-Mart Stores, Inc.

Healthcare Reference Point Companies:

Amedisys Inc.	Gentiva Health Services
Apria Healthcare Group	Lincare Holdings, Inc.
BioScrip Inc.	Magellan Health Services Inc.
Catalyst Health Solutions, Inc.	Medco Health Solutions, Inc.
Centene Corp.	Omnicare Inc.
Coventry Health Care Inc.	Odyssey Healthcare Inc.
CVS Caremark Corporation	PharMerica Corporation
Express Scripts, Inc.	Rite Aid Corporation

     The Chief Executive Officer of the Company is considered part of the senior executive team and participates in the same compensation and benefit programs as the other senior executives, including short-term incentives, long-term incentives, benefits and perquisites. The CEO’s compensation is compared to the compensation provided to peer group company CEOs, and that comparison is taken into account in setting CEO base salary and incentive levels.

Elements of Compensation

     The key elements of the Company’s executive compensation program are base salary, annual bonuses and long-term incentives. Each of these is addressed separately below.

Base Salaries

     Base salary is a key component of senior executive pay, both on its own and because annual and long-term incentive targets and awards are presently structured as established percentages of base salary. Base salaries for the Company’s senior executives are established and adjusted using the following annual review process:

     Salary Structure. The Company maintains a salary structure for all pay levels, including the senior executive level. Pay ranges for each position and level are reviewed annually by the Committee, based on recommendations from Human Resources management following its annual review of market data (primarily peer group compensation) and consideration of short-term and long-term marketplace trends in executive pay. The Committee’s independent compensation consultant assists the Committee with the annual review of peer group compensation used to adjust base salaries for senior executives.

     For fiscal year 2009, the Committee maintained the midpoint salary for each salary grade range within the senior executive salary structure at the fiscal 2008 level. For fiscal year 2010, the Company has revised its structure of 33 salary grades to a system of seven broad pay bands and market pay “clusters” within each pay band. All senior executives are included within the highest pay band, and their positions are assigned to market clusters based on position level and market pay for the position. With this change in structure, each position is aligned more directly to the market pay for the position, while still taking into account position level within the organization and internal equity considerations.

     The current senior executive titles are President/Chief Executive Officer, Executive Vice President, Senior Vice President, and Vice President, each falling within the highest pay band as noted above. Prior to Mr. Wasson’s promotion to President/Chief Executive Officer, the Chief Executive Officer and President/ Chief Operating Officer positions were separate, and the Company’s 2009 compensation and benefits programs shown below cover those separate position levels. Effective with the promotion to his current position on February 1, 2009, Mr. Wasson receives compensation and benefits at the Chief Executive Officer level. Individuals are assigned to the vice president levels based on various factors, including the type of position (e.g., operations vs. support), performance, and years of experience. This varies from the approach taken at many other companies, where the position alone determines the level within the organization. The Committee believes the approach taken by the Company serves as a means to reward outstanding performance and allows for growth within the senior executive ranks.

     Reviewing and Adjusting Base Salaries. Within the framework of the salary structure described above, the Committee regularly reviews each senior executive’s base salary. Typically, base salary reviews and adjustments take place in January coincident with the Committee’s annual review of peer group compensation. An executive’s base salary may also be adjusted during the year upon promotion or based upon internal equity or external market considerations.

     Base salary adjustments are determined after considering the pay range for the position, peer group compensation information (both current year and longer-term trends), and various other factors, including job performance, level of responsibility, prior experience, breadth of knowledge and internal equity. The factors impacting base salary levels are not independently assigned specific weights. These decisions are made after reviewing the recommendations of the Company’s Chief Executive Officer and Human Resources management, except as it concerns their individual salaries, and the Committee consults with its independent compensation consultant as needed.

     Based on the application of the above-described factors, the Committee approved the following base salary adjustments for the named executive officers during fiscal year 2009.

  Gregory D. Wasson—President and Chief Executive Officer. Mr. Wasson began fiscal year 2009 as President and Chief Operating Officer with an annual base salary of $775,000, which was established in January 2008 during Mr. Wasson’s annual salary review. Mr. Wasson received an increase to $830,000 in January 2009, which was slightly above the median base salary for that position at peer group companies. Mr. Wasson was promoted to President and Chief Executive Officer effective February 1, 2009, at which time his base salary was increased to $1,000,000. This salary level is below the market median for chief executive officers at peer group companies, which the Committee felt was appropriate given that Mr. Wasson was newly appointed.

  Jeffrey A. Rein—Former Chairman and Chief Executive Officer. Mr. Rein began fiscal year 2009 with an annual base salary of $1,200,000, which was established in July 2007 upon his promotion to Chairman and Chief Executive Officer. Mr. Rein retired on October 10, 2008. Under his Retirement and Non-Competition Agreement, Mr. Rein is receiving compensation and benefits, as set forth in detail in the Retirement section under “Potential Payments Upon Termination or Change in Control” below.

  Alan G. McNally—Chairman and acting Chief Executive Officer. Mr. McNally assumed the duties of Chairman and acting Chief Executive Officer upon the retirement of Mr. Rein on October 10, 2008 and relinquished the duties of the Chief Executive Officer upon the appointment of Mr. Wasson on February 1, 2009. Mr. McNally received an annual base salary of $1,200,000, pro-rated for the period Mr. McNally served as acting Chief Executive Officer, which was designed for this short-term assignment to be the same annual rate as paid to Mr. Rein.

  Wade D. Miquelon—Executive Vice President and Chief Financial Officer. Mr. Miquelon began fiscal year 2009 as Senior Vice President and Chief Financial Officer, with an annual base salary of $625,000, which was established in June 2008 when Mr. Miquelon was hired by the Company. Mr. Miquelon received an increase to $662,500 in January 2009, which was slightly below the median base salary for that position at peer group companies. Mr. Miquelon was promoted to Executive Vice President and Chief Financial Officer on July 8, 2009, and his base salary was increased to $700,000 effective as of July 1, 2009. This base salary is slightly above the median base salary for the Chief Financial Officer position at peer group companies.

  Mark A. Wagner—Executive Vice President, Operations and Community Management. Mr. Wagner began fiscal year 2009 with an annual base salary of $610,000, which was established in January 2008 during Mr. Wagner’s annual salary review. Mr. Wagner received an increase to $640,500 in January 2009. The resulting base salary is slightly above the median base salary for that position at peer group companies.

  George J. Riedl—Senior Vice President, Pharmacy Innovation and Purchasing. Mr. Riedl began fiscal year 2009 with an annual salary of $610,000, which was established in January 2008 in connection with his annual salary review. Mr. Riedl received an increase to $620,000 in January 2009. The resulting base salary was near the median base salary for that position at peer group companies. Subsequently, as part of a realignment of duties resulting from the Company’s Rewiring for Growth initiative, effective March 1, 2009, Mr. Riedl moved to the new position of Senior Vice President, Pharmacy Innovation and Purchasing. Mr. Riedl’s base salary was adjusted to $550,000 effective April 1, 2009 to maintain equity with other Senior Vice Presidents. Mr. Riedl has resigned from the Company effective December 31, 2009.

  Stanley B. Blaylock—Senior Vice President and President of Walgreens Health Services. Mr. Blaylock began fiscal year 2009 with an annual base salary of $550,000, which was established in January 2008 during Mr. Blaylock’s annual salary review. Mr. Blaylock received an increase to $588,500 in January 2009. The resulting base salary is at the median base salary for comparable positions at peer group companies.

Annual Incentives

     The Walgreen Management Incentive Plan (the “MIP”) promotes the Company’s pay-for-performance philosophy by providing all executives and other management-level corporate employees with direct financial incentives in the form of annual cash awards for achieving Company performance goals. Below is a description of the MIP as applied to senior executives for fiscal year 2009.

     Over the course of fiscal year 2008, the Compensation Committee engaged Mercer LLC to review senior executive short-term and long-term incentive programs. The purpose of that review was to ensure that these incentive programs are properly aligned with the Company’s business objectives and serving as effective recruitment, retention and reward vehicles for Company executives. Upon the culmination of that review, the bonus program for senior executives under the MIP was designed and implemented as follows for fiscal year 2009:

  Performance Measure. The Company has historically used return on invested capital (“ROIC”) as a performance measure and used it again for 2009. The definition of “Plan ROIC” for purposes of the MIP was revised to match the definition of ROIC disclosed by the Company on its investor relations website, subject to adjustments discussed below. The Company’s disclosed ROIC for fiscal 2009 is net operating profits after taxes, divided by average invested capital. Expressed as a percentage, this disclosed ROIC is calculated by dividing (A) operating income, increased by the implied interest expense of lease payments and reduced by taxes at the applicable rate, by (B) the sum of shareholders’ equity, debt, last in first out (LIFO) reserve, deferred income taxes, and implied principal amount of leases.

  Bonus Opportunity and Variability. In order to align senior executive incentive opportunities more closely with those in place at peer group companies, target bonus percentages for senior executives were adjusted to the levels noted below by position level, and the range of bonus payout levels versus the target level was expanded as compared to the corresponding ranges that apply to other bonus eligible employees. This range provided for variation of 50% above and below bonus targets based on Plan ROIC results. No bonus is earned if Plan ROIC is below the threshold level that results in a bonus of 50% of target.
Senior Executive Level	Fiscal Year 2009 Bonus Target
Chief Executive Officer	125% of base salary
President/Chief Operating Officer	90% of base salary
Executive Vice President	75% of base salary
Senior Vice President	60% of base salary
Vice President	50% of base salary

In fiscal 2009, Mr. Wasson served as the President/Chief Operating Officer through January 2009, and then as the President/Chief Executive Officer thereafter, and his bonus target was pro-rated based on the portion of the year Mr. Wasson served in each position.

  Individual Performance. While the Committee continues to emphasize team performance by establishing a bonus pool driven primarily by the Company’s performance, it introduced an individual performance component for senior executives starting in fiscal year 2009. As a result, the fiscal year 2009 formula-driven bonus for each senior executive may be adjusted by the Committee by up to 20%, plus or minus, to reflect individual performance.

     Under the MIP, extraordinary accounting items may be excluded from the final Plan ROIC calculation after review and recommendation by the Finance Committee of the Board and approval by the Committee. The Committee’s goal is to select target Plan ROIC at a level that is challenging yet achievable.

     For fiscal year 2009, target Plan ROIC was set by the Committee in October 2008 at 8.91%. Threshold Plan ROIC, which equates to a 50% of target bonus payout, was set at 8.21%, and maximum bonus payout of 150% of target was set at Plan ROIC of 9.26%. Actual Plan ROIC for fiscal year 2009 was 8.43%, which represents reported ROIC, adjusted to exclude the effects of certain favorable litigation settlements and accelerated Rewiring for Growth expenses (net of related benefits), both of which were treated as extraordinary accounting items for purposes of the 2009 MIP based on the recommendation of the Finance Committee and approval of the Committee. This actual Plan ROIC equated to a bonus percentage for senior executives of 65.7% of each senior executive’s target bonus.

     At the end of fiscal year 2009, Mr. Wasson conducted an evaluation of the job performance of each member of his senior executive team. Each executive was evaluated based on the following three performance measures: (1) a set of core competencies that are commonly applied across all Company executives (40% weighting), (2) individual goals and objectives (50% weighting), and (3) developmental goals and objectives (10% weighting). Core competencies are generally-defined skills required to manage successfully a complex organization and are carefully identified after analysis of the Company’s priorities. Individual goals and objectives for the senior executives are tied to the Company’s core strategies and the role of each executive’s division or business unit in executing those strategies. Developmental goals are tied to the Company’s succession and long-range plans and the corresponding developmental objectives for each senior executive and his or her area of responsibility. Each review took into account a self-review completed by the executive and culminated in final performance ratings determined by Mr. Wasson for each performance measure and in total. Following these performance reviews, individual performance adjustments to the senior executive MIP payouts for 2009 were proposed by Mr. Wasson and approved by the Committee. These adjustments were not based on any formula, but rather were determined after considering the executive’s performance rating, as well as the goal that the sum total of all senior executive performance adjustments (excluding any CEO adjustments) would be effectively cost neutral.

     The full Board of Directors reviewed the performance of Mr. Wasson using the same review process as noted above, applying the competencies, goals and objectives appropriate for the Chief Executive Officer role. As a result of that review, the Committee approved a positive individual performance adjustment of approximately 19% to Mr. Wasson’s MIP payout for fiscal year 2009.

     Based on the above-described Company performance and individual performance adjustments, actual fiscal year 2009 bonuses under the MIP for the named executive officers were as follows:

			Bonus % as Adjusted
			For Individual
Name	Fiscal 09 Salary	Target Bonus %	Performance(1)	Fiscal 09 Bonus
Gregory D. Wasson(2)	$910,833	90%/125%	78.1%	$800,000
Jeffrey A. Rein(3)	$1,200,000	125%	100.0%	$1,500,000
Alan G. McNally(4)	$373,563	125%	64.2%	$300,000
Wade D. Miquelon(2)	$656,250	60%/75%	75.6%	$310,767
Mark A. Wagner	$630,333	75%	69.0%	$326,176
George J. Riedl(2)	$587,500	60%/75%	52.6%	$209,483
Stanley B. Blaylock	$575,667	60%	69.0%	$238,310
____________________

(1)	The bonus percentage prior to adjustment for individual performance was 65.7% of target, except as to Mr. Rein as explained in footnote (3) below.

(2)

In fiscal year 2009, Mr. Wasson served as the President/Chief Operating Officer through January 2009 and then as the President/Chief Executive Officer thereafter. Mr. Wasson’s bonus was pro-rated based on the portion of the year he served in each position. The bonuses for Messrs. Miquelon and Riedl were also pro-rated to reflect the portions of the year these individuals served at the Senior Vice President and Executive Vice President levels.

(3)	Full fiscal year 2009 target bonus was paid pursuant to terms of Mr. Rein’s Retirement and Non-Competition Agreement. See the Retirement section under “Potential Payments Upon Termination or Change in Control” below.

(4)	Based on term as acting Chief Executive Officer. In light of the temporary nature of Mr. McNally’s completed assignment as acting Chief Executive Officer, a fiscal year-end review of his performance was not conducted. Rather, the Committee relied on its previous assessment that Mr. McNally had successfully carried out his role as acting Chief Executive Officer and that his fiscal year 2009 bonus should be paid at the percent of target indicated in footnote (1) above (but for a minor rounding adjustment).

     A similar process was undertaken in October 2009 to set the MIP threshold/target/maximum performance levels and the corresponding bonus percentages for fiscal year 2010. The Committee’s goal was to establish performance goals for fiscal year 2010 that provide the same degree of challenge to achieve as those established for fiscal year 2009. Also see “Fiscal Year 2010 Incentive Program Changes” below for a description of key changes to the MIP for fiscal year 2010.

Long-Term Incentives

     A significant percentage of total compensation is allocated to long-term incentives as a result of the compensation philosophy described above. Each year the Committee reviews information provided by its compensation consultant and management to determine the appropriate level and mix of long-term incentive compensation. Historically and in fiscal year 2009, the Committee granted a majority of total compensation to senior executives in the form of long-term incentives under the programs described below.

     The Committee makes annual decisions regarding appropriate long-term incentive grants, and these grant levels are set based on position level (that is, Chief Executive Officer, President/Chief Operating Officer, Executive Vice President, Senior Vice President, Vice President, and so forth). When determining the grant levels to apply to each position, the Committee considers executives’ levels of responsibility, historical award data, and practices at peer group companies. During fiscal year 2008, the Committee engaged Mercer LLC to work with the Company’s Human Resources management to review senior executive short-term and long-term incentive programs. A primary purpose of that review was to ensure that long-term incentive programs are properly promoting and rewarding the achievement of long-term performance objectives. The Committee reviewed and considered various alternative performance measures, and it also considered the appropriate types, mix and level of long-term incentives, as well as the appropriate length of the performance periods. As a result of that review, the following decisions were reached and implemented for fiscal year 2009:

  Continue the use of stock options, but adjust grant levels to achieve the desired mix of long-term incentives shown below.

  Replace the former Restricted Performance Share Program with a more traditional Performance Share Program with annual performance share grants, each of which is measured and realized over a performance period covering three fiscal years. At the end of each performance period, earned performance shares are distributed in shares of the Company’s common stock.

  Consistent with the approach under the former Restricted Performance Share Program, use a first in first out (FIFO) earnings performance measure under the Performance Share Program for fiscal year 2009 grants, which cover the three-year performance period running from fiscal year 2009 through fiscal year 2011.

  Implement a new restricted stock unit (RSU) program, and readjust the allocation of annual grants under these three programs to be approximately 40% stock options, 35% performance shares, and 25% RSUs. RSUs are granted annually along with stock options (beginning September 1, 2008 for the 2009 fiscal year), vest in three years, and are distributed in shares of the Company’s common stock upon vesting. The Committee believes that RSUs provide an appropriate complement to stock options and serve as an important retention vehicle.

  With this reallocation, the fiscal year 2009 grant levels approved and implemented by the Committee, expressed as percentages of base salary, are as follows:
Executive Level	Option Grant%	RSU Grant%	Perf. Share Grant%
Chief Executive Officer	535%	130%	180%
President/Chief Operating Officer	370%	90%	125%
Executive Vice President	290%	70%	100%
Senior Vice President	220%	55%	75%
Vice President	210%	50%	70%

The reallocation of grant levels was designed to provide substantially the same total annual target grant value, using the Black-Scholes valuation method for stock options, as under the two long-term incentive programs applicable in fiscal year 2008, except for minor increases at the Executive Vice President level and more significant increases at the Chief Executive Officer level, in each case to align more closely with long-term incentive opportunities at peer group companies.

     Upon promotion to President/Chief Executive Officer on February 1, 2009, Mr. Wasson was granted additional stock options, RSUs and performance shares, which provided pro-rated awards for the remainder of the fiscal year at the Chief Executive Officer levels. Similarly, Mr. Miquelon received pro-rated stock options and RSUs upon his promotion to Executive Vice President on July 8, 2009.

     Each of these three long-term incentive components is described in more detail below.

     Performance Share Program. As noted above, the Performance Share Program replaced the former Restricted Performance Share Program and was implemented starting in fiscal year 2009 as part of the Long-Term Performance Incentive Plan. Under the Performance Share Program, executives receive annual grants of performance shares, which are measured and realized over a performance period covering three fiscal years. At the end of each performance period, earned performance shares are distributed in shares of the Company’s common stock.

     For fiscal year 2009, the level of achievement of the previously-granted performance shares is based on the level of achievement of applicable Company financial performance goals, which are based on combined earnings goals for the three-fiscal-year period ending August 31, 2011. Earnings for this purpose means pre-tax earnings measured based on the FIFO accounting method for valuing inventory. The degree to which the goals are met determines the number of performance shares that are earned, if any. Threshold performance results in an award of 50% of the target level of performance shares. The maximum award is 120% of the target level of performance shares. The performance shares earned for the three-year performance period are then awarded in the form of Company common stock.

     Performance share grants for fiscal year 2009 for the named executive officers were based on the senior executive target grant levels listed above. These grants are shown in the Grants of Plan-Based Awards table below, and the outstanding performance shares from these grants are included in the Outstanding Equity Awards at 2009 Fiscal Year End table below. The number of performance shares was computed by dividing the applicable percentage of base salary by the closing price of Walgreen Co. common stock on the September 1, 2008 grant date or the closing price on the immediately preceding trading date, if the grant date was not a trading day.

     A similar process was undertaken in October 2009 to set the Performance Share Program threshold/target/ maximum performance levels and the corresponding performance share award levels for the fiscal 2010–2012 performance period. Also see “Fiscal Year 2010 Incentive Program Changes” below for a description of key changes to the Performance Share Program for this fiscal 2010-2012 performance period.

     Executive Stock Options. Stock options are granted annually under the Executive Stock Option Plan to the Company’s executives at the discretion of the Committee in order to enhance the link between shareholder value creation and executive pay. Grant levels are coordinated with those under other long-term incentive programs, and take into account the other elements of executive compensation, in order to maintain competitive levels of total long-term incentive compensation. Just as with other long-term incentive program grants, stock option grant levels are set for each senior executive position level, as detailed above.

     Annual stock option grants are made as of the first day of the fiscal year (September 1, 2008 for the 2009 fiscal year) and are approved in advance by the Committee at its quarterly meeting in July. At that meeting, the Committee approves the stock option award levels and relevant stock option terms and conditions applicable to executives and other eligible employees for the grant to be made as of the first day of the upcoming fiscal year. The Committee’s approval also addresses pro-rated grants to be made to individuals hired into eligible positions during the upcoming fiscal year and pro-rated grants to be made to individuals who are promoted into and among eligible positions during the upcoming fiscal year. In all of these cases, the Committee approves the terms of the stock options and delegates to Human Resources management the authority to carry out these stock option grants in accordance with the overall terms approved by the Committee. Pursuant to this delegation, the grant date for pro-rated grants to eligible new hires is the date of hire, and the grant date for pro-rated grants to eligible promoted employees is the later of the effective date of promotion or the date of approval of the promotion.

     Stock options are granted at an option exercise price not less than the fair market value of the Company’s common stock on the date of the grant. Accordingly, stock options have value only if the stock price appreciates following the date the options are granted. For purposes of determining fair market value, the option exercise price for stock options granted in fiscal year 2009 was the closing price of Walgreen Co. common stock on the grant date, or the closing price on the immediately preceding trading date, if the grant date was not a trading day.

     Executive stock options become exercisable after a 36-month vesting period and expire ten years from the date of grant with special rules covering the various types of termination of employment that might occur during the vesting period or thereafter. The stock option grants to each of the named executive officers for fiscal year 2009 are shown in the Grants of Plan-Based Awards table below. The number of option shares was computed by dividing the applicable percentage of base salary by the option exercise price.

     Restricted Stock Units. As noted above, restricted stock units (RSUs) were added to the mix of Company long-term incentives starting in fiscal year 2009. RSUs are designed to complement stock options, and therefore the timing and structure of RSU grants are consistent with option grants in various ways. RSUs are granted annually under the Company’s Long-Term Performance Incentive Plan to the Company’s executives at the discretion of the Committee in order to enhance the link between shareholder value creation and executive pay and to reinforce the Company’s executive retention goals. Grant levels are coordinated with those under other long-term incentive programs, and take into account the other elements of executive compensation, in order to maintain competitive levels of total long-term incentive compensation. Just as with other long-term incentive program grants, RSU grant levels are set for each senior executive position level, as detailed above.

     Annual RSU grants are made as of the first day of the fiscal year (September 1, 2008 for the 2009 fiscal year) and are approved in advance by the Committee at its quarterly meeting in July. At that meeting, the Committee approves the RSU award levels and relevant RSU terms and conditions applicable to executives and other eligible employees for the grant to be made as of the first day of the upcoming fiscal year. The Committee’s approval also addresses pro-rated grants to be made to individuals hired into eligible positions during the upcoming fiscal year and pro-rated grants to be made to individuals who are promoted into and among eligible positions during the upcoming fiscal year. In all of these cases, the Committee approves the terms of the RSUs and delegates to Human Resources management the authority to carry out these RSU grants in accordance with the overall terms approved by the Committee. Pursuant to this delegation, the grant date for pro-rated grants to eligible new hires is the date of hire, and the grant date for pro-rated grants to eligible promoted employees is the later of the effective date of promotion or the date of approval of the promotion.

     RSUs become vested on the 36-month anniversary of the date of grant, assuming continued employment through that date, with special rules covering the various types of termination of employment that might occur during the vesting period. The RSU grants to each of the named executive officers for fiscal year 2009 are shown in the Grants of Plan-Based Awards table below, and the outstanding RSUs from these grants are included in the Outstanding Equity Awards at 2009 Fiscal Year End table below. The number of RSUs was computed by dividing the applicable percentage of base salary by closing price of the Walgreen Co. common stock on the grant date, or the closing price on the immediately preceding trading date, if the grant date was not a trading day. Dividend equivalents with respect to RSUs are credited as additional RSUs, subject to the same vesting conditions as the underlying RSUs.

Fiscal Year 2010 Incentive Program Changes

     As part of the regular review of short-term and long-term incentive practices, and leading up to the review and approval of proposed MIP and Performance Share Program targets and goals for fiscal year 2010, the Committee directed its compensation consultant and Company management to conduct a market study of short-term and long-term performance-based incentives, including an analysis of the appropriate performance metrics under these programs. Following this review, management recommended and the Committee approved the following changes for fiscal year 2010:

  Performance Measures. The Company performance measure under the MIP for fiscal year 2010 was changed from return on invested capital (ROIC) to a mix of first in first out (FIFO) earnings before interest and taxes (EBIT), weighted at 70%, and free cash flow, weighted at 30%. Corresponding with that change under the MIP, the Company performance measure under the Performance Share Program for the fiscal 2010-2012 performance period was changed from FIFO earnings to ROIC. Distinct from ROIC disclosed on the Company’s investor relations website, ROIC for purposes of the Performance Share Program will be computed utilizing the FIFO methodology. In making these changes, the Committee is seeking to align short-term and long-term incentive program performance measures with market practices and current Company and shareholder objectives. ROIC is more typically used for incentive programs under which performance is measured over multi-year periods. Accordingly, the Committee removed ROIC as the performance measure under the MIP and is using it as the performance measure under the Performance Share Program.

  Maximum Incentive Opportunity. Consistent with prevailing market practices, the Committee approved an increase to the maximum bonus opportunity under the MIP from 150% to 200% of target, as well as an increase to the maximum award level under the Performance Share Program from 120% to 150% of target.

  Share Computation. Effective September 1, 2009, the Company is using a 30-day average stock price to determine the number of shares covered by stock option, RSU and Performance Share Program grants. This is intended to reduce the impact of short-term stock price fluctuations on the size of equity incentive grants.

Perquisites

     Consistent with the philosophy and culture of the Company, perquisites and personal benefits provided to the Chief Executive Officer and other senior executives are limited. They include an annual physical examination, limited reimbursement of health club dues, relocation benefits where applicable, and preferred flight status within the United Airlines Mileage Plus Program. During fiscal year 2009, the Company car program for senior executives was eliminated.

Retirement Plans and Programs

     The Company offers retirement benefits to its employees through a tax-qualified 401(k) Profit Sharing Retirement Plan. The Company also has a non-qualified supplemental Profit Sharing Restoration Plan for executives and other deferred compensation opportunities, as described below. The retirement benefits for the Company’s executive officers under the tax-qualified Profit Sharing Retirement Plan are the same as those available for other eligible employees. The Profit Sharing Retirement Plan is a defined contribution plan designed to accumulate retirement funds for participating Company employees, including executive officers, via individual and company contributions.

     The Profit Sharing Restoration Plan is a supplemental retirement savings plan for executives. This Plan replaces the benefits for executives that the Company is unable to provide under the tax-qualified Profit Sharing Retirement Plan as a result of various tax law limitations that restrict contributions made for highly-compensated participants under that Plan. The amounts restricted from being deposited in a participant’s Profit Sharing Retirement Plan account due to these tax law limits are paid by the Company to the participant. These payments, net of tax withholdings, are eligible for contribution to the trust maintained under the Profit Sharing Restoration Plan for each participant, and then all participants’ trust accounts are collectively invested in a master trust. The Company makes payments to replace any shortfall in earnings credited to a participant’s trust account, as compared to the phantom after-tax equivalent earnings that the participant would have achieved if this money had been invested in his or her Profit Sharing Retirement Plan account. In the atypical situation where a participant does not have cumulative excess trust account earnings (vs. phantom Profit Sharing Retirement Plan earnings), the participant would also receive tax gross-up payments to cover the tax due on the earnings shortfall payment and any tax due on actual trust earnings.

     The Company has also provided deferred compensation opportunities through separate non-qualified Deferred Compensation/Capital Accumulation Plans that have been offered to executives and other management-level employees from time to time. The most recent plans were offered in 2001 and 2006. Each plan has applied to a specific calendar year and afforded participating employees the opportunity to defer up to a maximum percentage of base salary, typically 10%, for that year. The deferred amount grows at a set crediting rate. An interim payment, if applicable, is made a set number of years after the deferral, and the remainder of the benefit is paid out over a number of years commencing at age 65 or 70, with alternative payment rules in the event of termination of employment prior to retirement eligibility, or in the event of death or disability. Participants above a threshold age at the time of initial deferral can choose at that time to commence Plan benefits at age 65 or 70. No other distribution elections or election changes are permitted under these Plans. The latest of these Plans offered in calendar year 2006 allowed participants to defer up to 10% of base salary for that year and provides for an interest crediting rate of 10.5%. This crediting rate is designed to encourage participation and thereby serve as a retention vehicle, as participants only realize the full benefit of this rate of return if they reach retirement eligibility (age 55 and 10 years of service). Earnings and accumulated balances for all applicable Deferred Compensation/Capital Accumulation Plans are shown in the Nonqualified Deferred Compensation table below.

     The Company’s senior executives at the Senior Vice President level and above receive additional benefits following their retirement from the Company. These executives are entitled to six months of base salary, incentive compensation and benefits continuation following retirement, with the timing of payment structured to comply with deferred compensation tax rules. This serves in part as a retirement benefit, and it also provides a transition period for the executive to satisfy continuing obligations that may require the executive to represent the Company or act on its behalf. These executives are also able to continue receiving an annual Company-paid physical exam during retirement, to age 70, and are entitled to the continuation of preferred flight status within the United Airlines Mileage Plus Program. The above benefits are not contractual and are based on current Company policy, which is subject to change or termination at the discretion of the Committee. Where applicable, these retirement benefits are shown in the tables under “Potential Payments Upon Termination or Change in Control” below.

Employment Agreements

     The Company has employment agreements (the “Agreements”) with certain named executive officers and most other executives of the Company.  These Agreements are the same for all applicable executives. Messrs. McNally and Rein are not parties to these Agreements as explained further below.

     Each Agreement becomes effective only upon a change of control of the Company. Each Agreement becomes operative for a three-year “Employment Period” following a change in control. In the event that the executive is dismissed without cause or resigns for good reason during the Employment Period, he or she is entitled to all accrued but unpaid compensation and benefits and a lump-sum cash payment, which is designed to replicate the cash compensation (base salary and bonus) plus certain benefits that the executive would have received during the remainder of the three-year Employment Period. See “Potential Payments Upon Termination or Change in Control” below for a more detailed description of the Agreements, including the definitions of change in control, cause and good reason, and the compensation and benefits that could be paid under each Agreement to the applicable named executive officer.

     The purpose of the Agreements is to provide reasonable personal protection to each covered executive in the context of an actual or potential change in control of the Company, and thereby eliminate or significantly reduce any distraction that might otherwise be caused by uncertainty over the executive’s personal employment and financial circumstances. The Committee believes that the structure of the Agreements as three-year employment agreements provides the appropriate level of protection to the executive for that critical period following a change in control, at a reasonable cost to the Company, especially given that each executive is likely to continue to work for all or at least some portion of the Employment Period. In addition, the definition of good reason includes the ability of the executive to terminate his or her employment for any reason within the 30-day window following the first anniversary of the change in control, and this serves as a significant incentive for the executive to remain with the Company for what is typically a critical one-year transition period immediately following a change in control.

     The Committee continues to assess the reasonableness of the Agreements, both as to content and as to the eligible group of employees, and to consider whether any changes are appropriate going forward.

     Mr. McNally did not become a party to an Agreement because of the temporary nature of his service as acting Chief Executive Officer. Mr. Rein has retired and is a party to a Retirement and Non-Competition Agreement, as described in the Retirement section under “Potential Payments Upon Termination or Change in Control” below.

     In addition to the Agreement, Mr. Blaylock and the Company are parties to a Severance Agreement, which a subsidiary of the Company assumed upon the acquisition of Medmark Inc. in August 2006. The Severance Agreement provides severance protection for Mr. Blaylock until the five-year anniversary of the closing of that acquisition, and Mr. Blaylock is subject to restrictive covenants and similar obligations under this Agreement. See “Potential Payments Upon Termination or Change in Control” below for more details about Mr. Blaylock’s Severance Agreement. In the event that benefits under both Mr. Blaylock’s Severance Agreement and the Agreement are triggered, such benefits would be coordinated to avoid any duplication.

Share Ownership Guidelines for Senior Executives

     The Board of Directors adopted executive share ownership guidelines in 2008. Under the guidelines, each executive is expected to accumulate the lesser of the fixed and variable number of shares within five years of the later of commencement of senior executive status and November 1, 2008 as follows:

Executive Level	Fixed Number of Shares	Variable Number of Shares
Chief Executive Officer	230,000	5x Salary
President/Chief Operating Officer	130,000	4x Salary
Executive Vice President	60,000	3x Salary
Senior Vice President	30,000	2x Salary
Vice President	22,500	2x Salary

     The following are included in determining the executive’s share ownership for purposes of these guidelines: shares held by minor dependents and spouses; unvested restricted stock and restricted stock units, discounted by an assumed tax rate of 35% and only up to 50% of the applicable target; and earned shares under the Performance Share Program. The Committee reviewed executive progress towards meeting these goals in October 2009. Using reasonable assumptions regarding executive salary and stock appreciation, the Committee concluded that executives are progressing towards their goals in a manner that will allow them to meet either the fixed or variable share objectives within the prescribed time frames.

Tax-Deductibility of Executive Officer Compensation - Section 162(m) Deferred Compensation Plan

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to each of a company’s chief executive officer and certain other highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. It is the Committee’s objective to maximize deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives.

     In accordance with that objective, certain long-term incentives (stock options, remaining Restricted Performance Share Program awards and Performance Share Program awards) are designed as qualifying performance-based compensation, while short-term incentives under the Management Incentive Plan and restricted stock units are not. In addition, with respect to any compensation payable to an applicable executive officer that would otherwise be nondeductible, it is the Company’s policy that such amounts be deferred until the limitation on deductibility no longer applies with respect to such person. The Company maintains the Walgreen Co. Section 162(m) Deferred Compensation Plan for this purpose. Under this Section 162(m) Deferred Compensation Plan, for each fiscal year compensation that would otherwise exceed the Section 162(m) deductibility limit is automatically deferred. Deferred cash amounts are credited with interest based on the prime lending rate plus any excess of the prime lending rate over the federal funds rate. These amounts are then paid out after the participant’s termination of employment, based on the participant’s advance elections as to form and timing of payment. Mr. Rein was previously a participant in this Plan, and Messrs. Wasson and Riedl became participants in this Plan in October 2008, upon the deferral of a portion of their annual bonuses for fiscal year 2008. Activity under this Plan during fiscal year 2009 for Messrs. Rein, Wasson and Riedl is included in the Nonqualified Deferred Compensation for the 2009 Fiscal Year table below.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors includes four directors who are independent, as defined under SEC rules and the listing standards of the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange, as well as the Company’s independence standards. Additionally, each member of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee reviews the Company’s Compensation Discussion and Analysis on behalf of the Board of Directors.

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis above be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2009.

Compensation Committee

James A. Skinner, Chairman
William C. Foote
Cordell Reed
Nancy M. Schlichting

Executive Compensation Tables and Supporting Information

Summary Compensation Table

     The following table summarizes the compensation for the 2009, 2008 and 2007 fiscal years of each of the Company’s fiscal 2009 “named executive officers,” who consist of:

  President and Chief Executive Officer, Gregory D. Wasson;

  Chairman Alan G. McNally, for his service as acting Chief Executive Officer from October 10, 2008 until February 1, 2009;

  Former Chairman and Chief Executive Officer, Jeffrey A. Rein, who retired from these positions on October 10, 2008;

  Chief Financial Officer, Wade D. Miquelon; and

  the next three most highly compensated executive officers who were serving at the end of the 2009 fiscal year (based on the amount shown in the “Total Compensation” column reduced by the amount shown in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column).
							Change in
							Pension Value
							and Non-
							qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other	Total
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)
Gregory D. Wasson	2009	910,833	—	970,501	1,189,487	800,000	12,357	143,412	4,026,590
President and Chief	2008	750,000	—	131,307	928,851	649,538	10,986	150,971	2,621,653
Executive Officer	2007	595,000	—	102,649	558,421	497,491	10,062	117,550	1,881,173
Alan G. McNally	2009	373,563	—	308,826	485,400	300,000	—	10,337	1,478,126
Chairman and Former Acting
Chief Executive Officer
Jeffrey A. Rein	2009	1,200,000	—	1,859,970	2,075,966	1,500,000	11,114	239,601	6,886,651
Former Chairman and	2008	1,200,000	—	608,454	2,763,692	1,356,307	17,902	286,595	6,232,950
Chief Executive Officer	2007	1,116,667	—	614,620	6,552,660	1,205,077	21,417	242,128	9,752,569
Wade D. Miquelon	2009	656,250	—	570,235	294,469	310,767	15,526	38,621	1,885,868
Executive Vice President and	2008	131,448	150,000	70,990	36,416	98,420	1,650	10,791	499,715
Chief Financial Officer
Mark A. Wagner	2009	630,333	—	488,039	721,065	326,176	4,118	97,683	2,267,414
Executive Vice President	2008	590,000	—	131,308	687,344	466,306	3,896	129,011	2,007,865
	2007	516,667	—	104,484	518,597	449,003	3,917	101,433	1,694,101
George J. Riedl	2009	587,500	—	490,465	714,485	209,483	4,877	122,728	2,129,538
Senior Vice President	2008	590,000	—	135,807	699,521	466,306	4,551	146,402	2,042,587
	2007	516,667	—	110,829	540,330	449,003	4,446	113,741	1,735,016
Stanley B. Blaylock	2009	575,667	—	374,106	272,319	238,310	—	84,429	1,544,831
Senior Vice President	2008	459,604	—	103,144	146,534	252,042	—	64,636	1,025,960
	2007	271,708	—	29,976	45,159	123,201	—	7,474	477,518
____________________

(1)	Includes base salary earned in the fiscal year, whether or not deferred. See “Compensation Discussion and Analysis” above for more information on base salary analysis and determinations.

(2)	Represents deferred sign-on bonus provided to Mr. Miquelon as part of his new-hire package.

(3)	Represents the accounting expense recorded by the Company under FAS 123(R) with regard to (a) restricted shares awarded in prior years under the former Restricted Performance Share Program, (b) contingent performance shares granted in fiscal year 2009 under the Performance Share Program, and (c) restricted stock units (RSUs) granted in fiscal year 2009. These are not amounts paid to or realized by the executive. Descriptions of these programs are provided under “Compensation Discussion and Analysis” above. Increases in this stock award accounting expense from 2008 to 2009 were due primarily to the changes in the mix of long-term incentives beginning in 2009, which are described in the “Compensation Discussion and Analysis.” As a result of these changes, a larger portion of the total expense for long-term incentives is reflected in this column, with corresponding adjustments to the stock option and non-equity incentive plan compensation columns. The amounts also reflect a transition period increase in stock award accounting expense in 2009 and certain subsequent years, as past awards under the former Restricted Performance Share Program continue to vest and the accounting expenses for performance shares under the new Performance Share Program are concurrently recognized over the applicable performance periods. In addition, as described in the “Compensation Discussion and Analysis” above, reported amounts reflect increases in long-term incentive grant levels at the Chief Executive Officer and Executive Vice President levels to align with the market, and additional pro-rated long-term incentive awards to Mr. Wasson in connection with his promotion to Chief Executive Officer on February 1, 2009 and to Mr. Miquelon in connection with his promotion to Executive Vice President on July 8, 2009. For Messrs. Miquelon and Blaylock, reported amounts also include the accounting expense with respect to new hire and acquisition-related restricted shares granted in prior years. All fiscal year 2009 grants are reflected in the Grants of Plan-Based Awards table below. The cumulative number of restricted shares, RSUs and performance shares held by each named executive officer, and their aggregate market value at August 31, 2009, are shown in the Outstanding Equity Awards at 2009 Fiscal Year End table below. Dividends are paid on restricted shares in the same amount and at the same time as dividends are paid to all other owners of common stock. Dividend equivalents with respect to RSUs are credited as additional RSUs, subject to the same vesting restrictions as the underlying RSUs. The values of the dividends and dividend equivalents are reported in the All Other Compensation column and not in the Stock Awards column.

(4)	Represents the accounting expense recorded by the Company under FAS 123(R) with regard to stock options granted in the current and prior fiscal years. These are not amounts paid to or realized by the officer. A description of this program is provided under “Compensation Discussion and Analysis” above. Detailed Black-Scholes assumptions under FAS 123(R) are set forth on page 35 of the Company’s 2009 Annual Report. Stock options granted to the named executive officers in fiscal year 2009 are reflected in the Grants of Plan-Based Awards table below. Stock options that remain outstanding are reflected in the Outstanding Equity Awards at 2009 Fiscal Year-End table below.

(5)	Includes the annual incentive compensation for each fiscal year. See “Compensation Discussion and Analysis” above for details concerning the Management Incentive Plan.

(6)	Reflects above-market interest earned on non-qualified deferred compensation for each fiscal year. See the Nonqualified Deferred Compensation for the 2009 Fiscal Year table below and “Compensation Discussion and Analysis” above for further information concerning these deferred compensation benefits.

(7)	Detail of the amounts reported in the “All Other Compensation” column for fiscal year 2009 is provided in the table below.

	Mr.	Mr.	Mr.	Mr.	Mr.	Mr.	Mr.
Item	Wasson	McNally	Rein	Miquelon	Wagner	Riedl	Blaylock
Term Life Insurance	$8,643	$5,841	$23,060	$2,796	$4,006	$3,814	$3,404
Profit Sharing Retirement Plan	13,446	—	13,446	—	13,446	13,446	13,446
Profit Sharing Restoration Plan	73,663	—	135,731	—	45,979	53,659	30,535
Dividends Paid on Unvested Restricted Stock	4,361	—	13,853	267	3,613	3,703	546
Dividend Equivalents on Unvested RSUs	15,370	4,496	20,487	4,551	5,608	5,608	3,972
Perquisites and Personal Benefits (a)	15,916	—	16,154	24,098	14,474	25,142	23,609
Tax Gross-Ups (b)	6,568	—	9,678	3,863	6,883	14,043	5,727
Other	5,444	—	7,192	3,046	3,673	3,313	3,191
Total	$143,411	$10,337	$239,601	$38,621	$97,682	$122,728	$84,430
____________________

(a)	Includes Company cost relating to personal use of Company car and annual physical examination. Since the Company is self-insured for leased Company cars, the Company’s cost relating to the personal use of each named executive officer’s Company car is valued based on the amount included in the executive’s income based on the IRS “lease value rule,” which is a reasonable approximation of incremental lease, maintenance and insurance costs to the Company. Individual components exceeding $10,000 are: the Company car benefit of $10,081 for Mr. Wasson, $10,564 for Mr. Wagner and $18,033 for Mr. Riedl; and temporary housing expenses of $14,228 and $14,818 for Messrs. Miquelon and Blaylock, respectively. The Company car benefit was discontinued in January 2009. The full annual Company car benefit and corresponding tax gross-up for calendar year 2008 is reflected above based on historical practice.

(b)	Amounts include tax gross-up payments for taxable portion of Company car and taxable portion of trust earnings and earnings differential payments under the Profit Sharing Restoration Plan, if any. See “Compensation Discussion and Analysis” above for more information regarding these Profit Sharing Restoration Plan payments.

Grants of Plan-Based Awards

     The following table sets forth certain information regarding awards for fiscal year 2009 under the Company’s Executive Stock Option Plan (ESOP), Performance Share Program (PSP), Restricted Stock Units (RSUs) and Management Incentive Plan (MIP). These short-term and long-term incentive programs are described more fully under “Compensation Discussion and Analysis” above.

											All Other
											Option		Grant
											Awards:	Exercise	Date Fair
											Number of	or Base	Value of
				Estimated Future Payouts Under			Estimated Future Payouts Under			All Other	Securities	Price of	Stock and
				Non-Equity Incentive Plan Awards(2)			Equity Incentive Plan Awards(3)			Stock	Underlying	Option	Option
	Plan	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	Options	Awards	Awards
Name	Name	Date	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)(5)	($/Sh)(6)	($)
Gregory D. Wasson	ESOP	9/1/08	7/9/08								78,712	36.43	927,227
	ESOP(7)	2/1/09	1/23/09								76,016	27.41	747,997
	PSP	9/1/08	10/8/08				13,296	26,592	31,910
	PSP(7)	2/1/09	1/23/09				8,982	17,965	21,559
	RSU	9/1/08	7/9/08							19,483			706,649
	RSU(7)	2/1/09	1/23/09							17,269			473,688
	MIP	10/8/08	10/8/08	511,958	1,023,917	1,535,875
Alan G. McNally	ESOP	10/10/08	10/10/08								120,000	23.22	970,800
	RSU	10/10/08	10/10/08							26,791			622,148
	MIP	10/10/08	10/10/08	233,477	466,954	700,431
Jeffrey A. Rein	ESOP	9/1/08	7/9/08								176,228	36.43	2,075,966
	PSP	9/1/08	10/8/08				29,645	59,291	71,150
	RSU	9/1/08	7/9/08							43,574			1,580,456
	MIP	10/8/08	10/8/08	750,000	1,500,000	2,250,000
Wade D. Miquelon	ESOP	9/1/08	7/9/08								37,743	36.43	444,613
	ESOP	7/8/09	7/9/08								1,124	29.76	10,813
	PSP	9/1/08	10/8/08				6,433	12,867	15,440
	RSU	9/1/08	7/9/08							9,601			348,231
	RSU	7/8/09	7/9/08							272			8,102
	MIP	10/8/08	10/8/08	205,625	411,250	616,875
Mark A. Wagner	ESOP	9/1/08	7/9/08								48,558	36.43	572,013
	PSP	9/1/08	10/8/08				8,372	16,744	20,093
	RSU	9/1/08	7/9/08							11,927			432,604
	MIP	10/8/08	10/8/08	236,375	472,750	709,125
George J. Riedl	ESOP	9/1/08	7/9/08								48,558	36.43	572,013
	PSP	9/1/08	10/8/08				8,372	16,744	20,093
	RSU	9/1/08	7/9/08							11,927			432,604
	MIP	10/8/08	10/8/08	199,250	398,500	597,750
Stanley B. Blaylock	ESOP	9/1/08	7/9/08								33,214	36.43	391,261
	PSP	9/1/08	10/8/08				5,661	11,323	13,587
	RSU	9/1/08	7/9/08							8,449			306,451
	MIP	10/8/08	10/8/08	172,700	345,400	518,100
____________________

(1)	Target awards and related performance goals/targets for the MIP and the PSP for fiscal year 2009 were approved at the October 8, 2008 meeting of the Compensation Committee of the Board. Stock options and RSUs were granted on September 1, 2008, the first day of fiscal year 2009, and were approved in advance by the Compensation Committee on July 9, 2008. See “Compensation Discussion and Analysis” for a description of this stock option and RSU approval process. Mr. Wasson received an additional target grant under the PSP, as well as RSU and stock option grants, when he assumed the duties of Chief Executive Officer on February 1, 2009. These grants were approved by the Compensation Committee on January 23, 2009. Mr. McNally received RSU and stock option grants when he assumed the duties of acting Chief Executive Officer on October 10, 2008. These grants were approved by the Board on October 10, 2008, upon recommendation of the Compensation Committee. Mr. Miquelon’s stock option and RSU grants made on July 8, 2009 were in conjunction with his promotion to Executive Vice President and were pro-rated to cover the period from his promotion date to the end of the fiscal year.

(2)	These amounts represent the threshold, target and maximum annual incentives under the MIP for fiscal year 2009. The related performance targets and results are described in detail under “Compensation Discussion and Analysis.” The threshold award was set at 50% of the target award, and the maximum award was set at 150% of the target award. The actual earned awards under the MIP for fiscal year 2009 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(3)	These share numbers represent the threshold, target and maximum performance share awards under the PSP for the fiscal 2009- 2011 performance period. The PSP is described in detail under “Compensation Discussion and Analysis.” The threshold award was set at 50% of the target performance share award, and the maximum award was set at 120% of the target performance share award. The threshold level of shares and corresponding value are reflected in the far right columns of the Outstanding Equity Awards at 2009 Fiscal Year End table below.

(4)	Represents the number of RSUs granted in fiscal year 2009, including additional RSUs credited in lieu of cash dividends. RSUs vest on the third anniversary of the grant date, except for the RSUs granted to Mr. McNally upon his appointment as acting Chief Executive Officer. One-half of these RSUs vested and the other half was forfeited upon the appointment of Mr. Wasson as Chief Executive Officer on February 1, 2009.

(5)	All of these stock options vest on the third anniversary of the grant date and expire on the tenth anniversary of the grant date, except for the stock option grant to Mr. McNally upon his appointment as acting Chief Executive Officer, half of which vested and half of which was forfeited upon the appointment of Mr. Wasson as Chief Executive Officer on February 1, 2009.

(6)	The exercise price for stock options is the per-share closing price of Walgreen Co. stock on the grant date, or the last trading day preceding the grant date if the grant date was not a trading day.

(7)	As noted in footnote (1) above, these represent PSP, RSU and stock option grants to Mr. Wasson upon his promotion to Chief Executive Officer on February 1, 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End

     The following table reflects outstanding vested and unvested stock options, as well as unvested/unearned restricted stock, restricted stock units and performance shares held by the named executive officers as of the end of fiscal year 2009.

	Option Awards(1)					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan Awards:	Market or
							Market	Number of	Payout Value
		Number					Value of	Unearned	of Unearned
		of	Number of			Number of	Shares or	Shares, Units	Shares, Units
		Securities	Securities			Shares or	Units of	or Other	or Other
		Underlying	Underlying	Option		Units of Stock	Stock That	Awards That	Awards That
	Option	Unexercised	Unexercised	Exercise	Option	That Have	Have Not	Have Not	Have Not
	Grant	Options (#)	Options (#)	Price	Expiration	Not Vested	Vested	Vested	Vested
Name	Date	Exercisable	Unexercisable	($)	Date	(#)(2)	($)(2)	(#)(3)	($)(3)
Gregory D. Wasson	9/1/02	16,402	—	34.75	9/1/12
	9/1/04	24,279	—	36.45	9/1/14
	9/1/05	22,987	—	46.33	9/1/15
	10/12/05	6,666	—	44.12	10/12/15
	9/1/06	—	36,393	49.46	9/1/16
	5/1/07	—	9,491	43.90	5/1/17
	9/1/07	—	77,656	45.07	9/1/17
	9/1/08	—	78,712	36.43	9/1/18
	2/1/09	—	76,016	27.41	2/1/19
						43,711	1,480,935	22,278	754,779
Alan G. McNally	10/10/08	60,000	—	23.22	10/10/18

	Option Awards(1)					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan Awards:	Market or
							Market	Number of	Payout Value
		Number					Value of	Unearned	of Unearned
		of	Number of			Number of	Shares or	Shares, Units	Shares, Units
		Securities	Securities			Shares or	Units of	or Other	or Other
		Underlying	Underlying	Option		Units of Stock	Stock That	Awards that	Awards that
	Option	Unexercised	Unexercised	Exercise	Option	That Have	Have Not	Have Not	Have Not
	Grant	Options (#)	Options (#)	Price	Expiration	Not Vested	Vested	Vested	Vested
Name	Date	Exercisable	Unexercisable	($)	Date	(#)(2)	($)(2)	(#)(3)	($)(3)
Jeffrey A. Rein(4)	9/1/00	15,209	—	32.88	9/1/10
	2/1/01	4,274	—	40.94	2/1/11
	9/1/01	26,899	—	34.35	9/1/11
	9/1/02	40,086	—	34.75	9/1/12
	1/8/03	13,305	—	31.94	1/8/13
	9/1/03	81,056	—	32.57	9/1/13
	9/1/04	93,004	—	36.45	9/1/14
	9/1/05	84,178	—	46.33	9/1/15
	7/12/06	205,522	—	46.80	7/12/16
	9/1/06	—	133,441	49.46	9/1/16
	9/1/07	—	159,751	45.07	9/1/17
	9/1/08	—	176,228	36.43	9/1/18
						64,575	2,187,801	29,645	1,004,373
Wade D. Miquelon	6/16/08	—	12,765	36.25	6/16/18
	6/16/08	—	30,000	36.25	6/16/18
	9/1/08	—	37,743	36.43	9/1/18
	7/8/09	—	1,124	29.76	7/8/19
						40,467	1,371,022	6,433	217,950
Mark A. Wagner	9/1/00	8,517	—	32.88	9/1/10
	9/1/01	9,315	—	34.35	9/1/11
	2/1/02	2,009	—	36.28	2/1/12
	9/1/02	18,820	—	34.75	9/1/12
	9/1/03	22,843	—	32.57	9/1/13
	9/1/04	24,279	—	36.45	9/1/14
	9/1/05	21,497	—	46.33	9/1/15
	3/1/06	4,603	—	44.86	3/1/16
	9/1/06	—	36,393	49.46	9/1/16
	9/1/07	—	48,812	45.07	9/1/17
	9/1/08	—	48,558	36.43	9/1/18
						17,215	585,252	8,372	283,643

	Option Awards(1)					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan Awards:	Market or
							Market	Number of	Payout Value
		Number					Value of	Unearned	of Unearned
		of	Number of			Number of	Shares or	Shares, Units	Shares, Units
		Securities	Securities			Shares or	Units of	or Other	or Other
		Underlying	Underlying	Option		Units of Stock	Stock That	Awards that	Awards that
	Option	Unexercised	Unexercised	Exercise	Option	That Have	Have Not	Have Not	Have Not
	Grant	Options (#)	Options (#)	Price	Expiration	Not Vested	Vested	Vested	Vested
Name	Date	Exercisable	Unexercisable	($)	Date	(#)(2)	($)(2)	(#)(3)	($)(3)
George J. Riedl	2/1/00	422	—	27.63	2/1/10
	5/11/00	300	—	29.19	5/11/10
	9/1/00	3,802	—	32.88	9/1/10
	10/31/00	546	—	38.78	10/31/10
	9/1/01	3,930	—	34.35	9/1/11
	12/3/01	545	—	33.00	12/3/11
	9/1/02	9,496	—	34.75	9/1/12
	1/8/03	3,684	—	31.94	1/8/13
	9/1/03	21,461	—	32.57	9/1/13
	9/1/04	26,337	—	36.45	9/1/14
	9/1/05	24,088	—	46.33	9/1/15
	1/12/06	4,010	—	43.20	1/12/16
	9/1/06	—	36,393	49.46	9/1/16
	9/1/07	—	48,812	45.07	9/1/17
	9/1/08	—	48,558	36.43	9/1/18
						17,275	585,277	8,372	283,643
Stanley B. Blaylock	8/1/06	534	—	46.78	8/1/16
	9/1/06	—	6,065	49.46	9/1/16
	10/31/06	572	—	43.68	10/31/16
	1/8/07	—	697	45.50	1/8/17
	9/1/07	—	13,545	45.07	9/1/17
	10/9/07	—	4,325	39.19	10/9/17
	9/1/08	—	33,214	36.43	9/1/18
						19,461	659,342	5,661	191,795
____________________

(1)	All stock options vest on the third anniversary of the grant date, except: (a) the new-hire stock option grant of 30,000 shares to Mr. Miquelon on June 16, 2008, which vests as to one-third of the shares on each of the third, fourth, and fifth anniversaries of the grant date; and (b) the stock option grant to Mr. McNally upon his appointment as acting Chief Executive Officer, half of which vested and half of which was forfeited upon the appointment of Mr. Wasson as Chief Executive Officer on February 1, 2009. All stock options expire on the tenth anniversary of the grant date.

(2)	Includes the number and value of the following types of awards:

  Restricted shares issued through fiscal year 2008 under the former Restricted Performance Share Program, which vest 25% per year over a four-year period.

  Restricted stock units (RSUs) issued in fiscal year 2009 under the Company’s Long-Term Performance Incentive Plan. These RSUs vest on the third anniversary of the grant date.

  New hire and acquisition-related restricted shares granted to Messrs. Miquelon and Blaylock, which vest as to one-third of the shares on each of the third, fourth, and fifth anniversaries of the grant dates.

(3)	Represents the number and value of performance shares, based on the threshold performance level, under the Company’s Performance Share Program. See “Compensation Discussion and Analysis” above for a description of this Program.

(4)	Mr. Rein retired as Chairman and Chief Executive Officer on October 10, 2008. As a result, the 21,001 restricted shares included in the total shares reported for Mr. Rein will vest at the earlier of the applicable vesting date and Mr. Rein’s February 28, 2010 “paid-through date.” The February 28, 2010 paid-through date represents the date through which Mr. Rein is continuing to receive compensation and benefits on account of accrued vacation, six months of continued base salary, bonus and benefits under the Company’s programs, and six months of continued base salary, bonus and benefits under the terms of the Retirement and Non-Competition Agreement between Mr. Rein and the Company. The remaining 43,574 shares reported for Mr. Rein represent shares underlying restricted stock units, one-half of which will vest and one-half of which will be forfeited as of Mr. Rein’s paid-through date. The stock options listed above will vest as scheduled and will remain exercisable until the earlier of the five-year anniversary of Mr. Rein’s paid-through date and the applicable option expiration date. See the Retirement section under “Potential Payments Upon Termination or Change in Control” for further information on amounts paid or payable to Mr. Rein following his retirement.

Option Exercises and Stock Vested in Fiscal Year 2009

     The following table reflects information regarding stock option exercises by the named executive officers during fiscal year 2009 and restricted shares that vested during fiscal year 2009 (on August 31, 2009) under the Restricted Performance Share Program, which the Company ended in fiscal year 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
Gregory D. Wasson	—	—	3,675	124,509
Alan G. McNally	—	—	13,366	366,362
Jeffrey A. Rein	18,328	106,581	11,613	393,448
Wade D. Miquelon	—	—	197	6,674
Mark A. Wagner	10,479	71,388	3,095	104,859
George J. Riedl	2,716	27,330	3,216	108,958
Stanley B. Blaylock	—	—	390	13,213
____________________

(1)	Based on the fair market value of Company common stock on the date of exercise.

(2)	For each named executive officer other than Mr. McNally, based on the fair market value of Company common stock of $33.88 on the vesting date, August 31, 2009. For Mr. McNally, based on the fair market value of Company common stock of $27.41 on the vesting date, February 1, 2009, the date Mr. Wasson was appointed as Chief Executive Officer.

Nonqualified Deferred Compensation for the 2009 Fiscal Year

     The following table reflects contributions, earnings, withdrawals and end-of-year balances under nonqualified deferred compensation plans. The applicable plans are as follows: (1) Deferred Compensation/Capital Accumulation Plans that have been offered in specific years (most recently 2006), which are collectively referred to below as the DCP; and (2) the Section 162(m) Deferred Compensation Plan, which provides for automatic deferrals of any compensation that would otherwise be non-deductible under the $1 million tax deductibility limit, which is referred to below as 162M. See “Compensation Discussion and Analysis” above for further information regarding these plans. Activity under the Company’s Profit Sharing Restoration Plan is not included below, because that Plan provides benefits on an after-tax basis and therefore is not a deferred compensation program. See “Retirement Plans and Programs” within the “Compensation Discussion and Analysis” for a description of the Profit Sharing Restoration Plan.

						Aggregate
		Executive	Registrant	Aggregate	Aggregate	Balance at Last
		Contributions in	Contributions in	Earnings in	Withdrawals/	Fiscal Year End
		Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	(8/31/09)
Name	Plan Name	($)(1)	($)	($)(2)	($)	($)(3)
Gregory D. Wasson	DCP	—	—	30,642	—	246,386
	162M	268,770	—	15,776	—	284,546
Alan G. McNally		—	—	—	—	—
Jeffrey A. Rein	DCP	—	—	26,685	—	254,190
	162M	603,462	—	183,797	—	2,895,183
Wade D. Miquelon	DCP	—	—	17,404	—	183,154
Mark A. Wagner	DCP	—	—	9,365	—	88,007
George J. Riedl	DCP	—	—	10,905	—	104,272
	162M	11,235	—	684	—	11,919
Stanley B. Blaylock		—	—	—	—	—
____________________

(1)	For Mr. Wasson, the amount shown in this column includes $9,757 reflected in the 2009 amount in the “Salary” column of the Summary Compensation Table above and $259,013 reflected in the 2008 amount in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For Messrs. Rein and Riedl, the amount shown in this column is reflected in the 2008 amount in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	The above-market portion of the DCP and 162M earnings shown in this column is included in the 2009 amount in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.

(3)	In addition to the amounts described in footnotes (1) and (2) above, includes the following amounts reported as compensation for fiscal years 2007 and 2008 in the Summary Compensation Table above:

		2007 Non-	2007 Change in Pension			2008 Change in Pension
		Equity	Value and Nonqualified			Value and Nonqualified
		Incentive Plan	Deferred Compensation			Deferred Compensation	2008 All Other
	2007 Salary	Compensation	Earnings	2008 Salary	2008 Bonus	Earnings	Compensation
Name	($)	($)	($)	($)	($)	($)	($)
Gregory D. Wasson	15,000	—	10,062	—	—	10,986	—
Alan G. McNally	—	—	—	—	—	—	—
Jeffrey A. Rein	155,275	652,442	21,417	417,662	—	17,902	76,045
Wade D. Miquelon	—	—	—	—	150,000	1,650	—
Mark A. Wagner	11,000	—	3,917	—	—	3,896	—
George J. Riedl	15,000	—	4,446	—	—	4,551	—
Stanley B. Blaylock	—	—	—	—	—	—	—

Potential Payments Upon Termination or Change in Control

     The information and tables below describe and illustrate compensation and benefits payable to each of the named executive officers of the Company in the event of termination of employment. The tables show the amount of compensation payable to each executive upon termination following a change of control, and other termination events.

     Payments/Benefits Upon Any Termination of Employment. Upon termination of employment, the executive will be entitled to receive amounts earned during his or her term of employment. These amounts include:

  any earned awards that are not yet paid, including unpaid awards under the Management Incentive Plan for the completed fiscal year;

  vested stock options;

  account balances under the Profit Sharing Retirement Plan and the Profit Sharing Restoration Plan;

  Deferred Compensation/Capital Accumulation Plan benefits and Section 162(m) Deferred Compensation Plan benefits, to the extent the executive has participated; and

  earned but unused vacation pay.

     Additional Payments/Benefits Upon Retirement. Additional benefits apply if the executive retires after reaching applicable retirement age and service thresholds as follows:

  Age 55 and 10 years of service:
  a pro-rated award under the Management Incentive Plan for the final partial year of participation;

  outstanding stock options continue to vest and remain exercisable until the earlier of five years from the executive’s retirement date and the expiration of the 10-year term of the stock option (shorter exercise periods apply to any stock options granted prior to the individual’s promotion to the executive level);

  full vesting of all unvested stock and cash under the former Restricted Performance Share Program, subject to Compensation Committee approval of retirement status;

  pro-rated vesting of all unvested RSUs based on the portion of the vesting period completed through the retirement date;

  a pro-rated portion of performance shares earned at the end of the performance period, based on the portion of the performance period completed through the retirement date and actual performance results for such performance period;

  special retirement benefits applicable to Senior Vice Presidents and above, which include a six-month extension of full pay and benefits following the last day worked, and continuation of Company-paid annual physical and United Airlines preferred flight executive premier status to age 70; and

  eligibility for retirement payments under the Deferred Compensation/Capital Accumulation Plans, to the extent the executive has participated.
  Age 55 and 25 years of service:
  eligibility for retirement benefits described above (55 & 10); and

  eligibility for retiree medical and prescription drug coverage, if hired prior to 2002.

     Alternatively, senior executives hired prior to 2002 who are not eligible for regular retiree medical/prescription drug coverage because they do not meet the age or service threshold, are eligible for the Select Senior Executive Retiree Medical Expense Plan if they have combined age and service of at least 72 years at retirement. This Plan reimburses up to $4,350 per year in medical expenses up to age 65 and up to $2,200 in medical expenses after age 65 for each of the retiree and his or her spouse.

     Payments/Benefits Upon Death or Disability. In the event of the death or disability of a named executive officer, in addition to the benefits listed under the heading “Payments/Benefits Upon Any Termination of Employment,” the following payments/benefits apply:

  except to the extent disability or death benefits, as applicable, are more favorable, as listed below, the retirement benefits listed above shall apply to the extent the executive had reached the requisite retirement age and service thresholds;

  outstanding stock options continue to vest and remain exercisable until the earlier of five years from the executive’s termination due to death or disability and the expiration of the 10-year term of the stock option (shorter exercise periods apply to any stock options granted prior to the individual’s promotion to the executive level);

  full vesting of all unvested stock and cash under the former Restricted Performance Share Program;

  full vesting of all unvested RSUs;

  a pro-rated portion of performance shares earned at the end of the performance period, based on the portion of the performance period completed through the date of death or disability and actual performance results for such performance period;

  in the case of disability, eligibility for retirement payments under the Deferred Compensation/Capital Accumulation Plans, to the extent the executive has participated; and

  benefits under the Company’s executive disability plan or the Company’s executive life insurance plan, as applicable.

     Payments/Benefits Upon a Change in Control. The Company has employment agreements with each of the named executive officers, other than Messrs. McNally and Rein, and with certain other executives of the Company that become effective only upon a change of control of the Company. Under these agreements, change in control is defined to include (1) an acquisition (other than from the Company) of at least 20% of the ownership or voting power of the Company, (2) a change in a majority of Board members, or (3) a merger, reorganization or similar type of transaction after which there is a greater than 50% change in beneficial ownership of the Company. Each agreement becomes operative for a three-year “Employment Period” following a change in control. In the event that the executive is dismissed without cause or resigns for good reason during the Employment Period, he or she will be entitled to the following compensation and benefits:

  base salary through the date of termination;

  a proportionate annual bonus for the then-current fiscal year based upon the executive’s average annual bonus for the last three fiscal years;

  a lump-sum payment equal to the base salary plus annual bonus to which the executive would have been entitled for the remainder of the Employment Period;

  unpaid deferred compensation and vacation pay;

  a lump-sum payment equal to the actuarial equivalent value of the Company contributions that the executive would have received under the Profit Sharing Retirement Plan and Profit Sharing Restoration Plan for the remainder of the Employment Period; and

  continuation of health and welfare benefits for the remainder of the Employment Period.

     The above payments and benefits would be reduced to the extent necessary to avoid the application of any golden parachute (Internal Revenue Code Section 280G) excise tax.

     Under these employment agreements, termination for cause means termination of the executive’s employment due to (1) dishonest acts intended to benefit the executive personally, (2) repeated failure to perform the executive’s duties and responsibilities, or (3) conviction of a felony. Good reason is defined to include (1) assignment of duties that result in diminished position, authority, duties or responsibilities, (2) the Company’s failure to meet its obligations to the executive under the employment agreement, (3) a material change in work location, (4) the failure of the Company’s obligations under the employment agreement to be properly assumed by the new owner following a change in control, or (5) the executive’s voluntary termination for any reason during the 30-day period immediately following the first anniversary of a change in control, as explained above under “Compensation Discussion and Analysis.”

     Under certain Company benefit plans, the following applies upon a change in control of the Company:

  full vesting of all unvested RSUs and all unvested stock and cash under the former Restricted Performance Share Program;

  full payment of the target level of performance shares for each incomplete performance period under the Performance Share Program; and

  to the extent the executive has participated, qualifying retirement benefits under the Company’s Deferred Compensation/Capital Accumulation Plans upon involuntary termination of employment without cause or resignation for good reason within five years of a change in control.

     Blaylock Severance Agreement. The Company and Mr. Blaylock are also parties to a Severance Agreement, which a subsidiary of the Company assumed upon the acquisition of Medmark Inc. in August 2006. Pursuant to the Severance Agreement, upon termination of Mr. Blaylock’s employment without cause or for good reason prior to August 1, 2011, Mr. Blaylock will be entitled to severance benefits consisting of continued base salary and payment of COBRA premiums for 18 months. Under the Severance Agreement, termination for cause means termination of Mr. Blaylock’s employment due to (1) conviction of a felony involving fraud, embezzlement or moral turpitude, (2) any act of willful misconduct or fraud with respect to a material aspect of Company business, (3) gross negligence in performing duties and responsibilities, (4) any material violation of Company policy, or (5) any material breach of his obligations under the Agreement. Good reason means, without Mr. Blaylock’s consent, the reduction of his base salary by 15% or more or the relocation of his principal work location so as to increase his one-way commute by more than 50 miles.

     Tables – Named Executive Officers. The tables below show the potential payments upon each type of termination of employment event for each of the named executive officers except Messrs. Rein and McNally.

     Because Mr. Rein retired as Chairman and Chief Executive Officer on October 10, 2008, a separate table shows Mr. Rein’s actual retirement benefits.

     On February 1, 2009, Mr. McNally stopped serving as acting Chief Executive Officer, became non-executive Chairman of the Board and resumed receiving non-employee director compensation. The only continuing employment-related benefit applicable to Mr. McNally is the option to purchase 60,000 shares granted to Mr. McNally, as shown in the “Executive Compensation Tables and Supporting Information” above. This vested stock option is exercisable until five years after Mr. McNally’s retirement from the Board of Directors, or the 10-year expiration date of the option, if earlier. If Mr. McNally had retired from the Board at the end of fiscal year 2009, the value of such stock option at that time (using the valuation method reflected in the tables below) would have been $639,600.

     On October 2, 2009, the Company announced that Mr. Riedl will leave the Company at the end of calendar 2009. The material terms and conditions of any non-competition or other agreement between the Company and Mr. Riedl will be finalized prior to his departure and described in a current report on Form 8-K. The information presented with respect to Mr. Riedl in the tables below represents potential payments to Mr. Riedl absent any non-competition or other agreement.

     For the other named executive officers, the amounts shown in the tables below assume that the executive’s last day worked was August 31, 2009, and thus the amounts shown include amounts earned through that date along with estimates of the amounts that would be paid to the executives after their termination. In all cases, earned but unused vacation is included. This means that the executive would have worked through August 31, 2009, but his official termination date for purposes of pay and most benefits would include all vacation days due. This official termination date is referred to as the executive’s “paid-through date.” Where applicable, the other rows in the tables include any bonus, performance plan awards, 401(k) matching contributions and perquisites applied to such vacation days. Other employee benefits that apply during the vacation payout period — such as medical coverage — are not included in the tables, because those benefits are applicable on the same terms to all employees during their vacation payout periods. Similarly, these tables do not include Profit Sharing Retirement Plan, Profit Sharing Restoration Trust or Section 162(m) Deferred Compensation Plan account balances, as these account balances are earned and payable, and the payment amounts will not vary based on the reason for termination of employment. The account balances as of fiscal year end under the Section 162(m) Deferred Compensation Plan are included in the Nonqualified Deferred Compensation table above. The tables below also do not include amounts earned for fiscal year 2009 that are shown in the Summary Compensation Table above.

     For termination following a change in control, it is assumed that the change in control and termination of employment occur simultaneously as of the end of the 2009 fiscal year (as described in the preceding paragraph). It should be noted that the far more likely scenario would be for the executive to continue working for at least some period of time following the change in control date, in which case the amount of change in control termination benefits would be reduced to the amount corresponding to the period from termination of employment through the end of the three-year Employment Period described above under “Payments/Benefits Upon a Change in Control.” It should also be noted that the actual amounts to be paid out under any of the scenarios can only be determined at the time of the executive’s actual separation from the Company. Further, the Compensation Committee retains discretion to provide additional benefits to senior executives upon termination or resignation if it determines the circumstances so warrant.

     For each named executive officer, only the potentially relevant scenarios are included. For example, since none of the named executive officers (other than Mr. Rein) has reached the age and service threshold to qualify for retirement status, the retirement scenario is not shown.

Voluntary Termination at 2009 Fiscal Year-End

	Mr.	Mr.	Mr.	Mr.	Mr.
Payments and Benefits Upon Separation	Wasson	Miquelon	Wagner	Riedl	Blaylock
Cash Compensation:
Accrued Vacation Pay	$326,087	$39,773	$236,375	$183,333	$93,625
Retirement/Deferred Compensation:
Company Contributions	22,826	2,386	16,546	12,833	6,554
Deferred Compensation/Capital Accumulation
Plans (present value)	175,060	153,051	64,894	74,503	—
Health and Welfare Benefits:
Medical/Prescription Drug/Dental(1)	201,886	—	233,943	229,778	—
Totals	$725,859	$195,210	$551,758	$500,447	$100,179
____________________

(1)	Where applicable, amount shown is present value of estimated benefits under the Select Senior Executive Retiree Medical Expense Plan, which is described above under “Additional Payments/Benefits Upon Retirement.”

Involuntary or Good Reason Termination Following a Change in Control at 2009 Fiscal Year-End

	Mr.	Mr.	Mr.	Mr.	Mr.
Payments and Benefits Upon Separation(1)	Wasson	Miquelon	Wagner	Riedl	Blaylock(2)
Cash Compensation:
Base Salary	$3,000,000	$2,100,000	$1,921,500	$1,650,000	$1,765,500
Accrued Vacation Pay	326,087	39,773	236,375	183,333	93,625
Management Incentive Plan	1,662,183	913,701	887,723	938,281	540,145
Long-Term Incentives:(3)
Restricted Stock and RSUs –
Accelerated Vesting	1,857,465	1,464,185	873,871	732,803	743,824
Performance Share Program(4)	1,800,000	572,727	640,500	412,500	441,375
Retirement/Deferred Compensation:
Company Contributions	388,201	247,005	242,978	224,134	197,359
Deferred Compensation/Capital
Accumulation Plans
(present value)	3,091,380	823,933	705,669	900,775	—
Health and Welfare Benefits:
Medical/Prescription Drug/Dental(5)	228,987	26,076	249,815	256,878	24,069
Life Insurance(6)	27,835	10,027	12,154	10,932	10,518
Disability/Personal
Accident Insurance(7)	16,333	9,138	11,021	9,940	9,573
Totals	$12,398,471	$6,206,564	$5,781,606	$5,319,576	$3,825,988
____________________

(1)	Includes pay and benefits provided under the Change in Control Employment Agreement. Under the terms of that Agreement, the actual payments would be reduced to the extent necessary to avoid any golden parachute excise tax under Section 280G of the Internal Revenue Code.

(2)

Under the Severance Agreement between the Company and Mr. Blaylock described above, if Mr. Blaylock’s employment is terminated by the Company without cause or by Mr. Blaylock for good reason, in each case outside of a change in control, Mr. Blaylock is entitled to severance benefits of 18 months of continued salary, currently valued at $882,750, plus 18 months of COBRA premiums, currently valued at $12,034.

(3)	Based on the fair market value of Company common stock on August 31, 2009, which was $33.88.

(4)	Upon a change in control, outstanding performance shares are paid out at the target performance level.

(5)

The amount shown is three years of continued coverage under the Change in Control Employment Agreement. Where applicable, the amount also includes the present value of estimated benefits under the Select Senior Executive Retiree Medical Expense Plan, which is described above under “Additional Payments/Benefits Upon Retirement.”

(6)	Amounts represent the cost of continuing life insurance coverage.

(7)	Amounts represent the cost of continuing disability and personal accident insurance coverage.

Involuntary Termination for Cause at 2009 Fiscal Year-End

	Mr.	Mr.	Mr.	Mr.	Mr.
Payments and Benefits Upon Separation	Wasson	Miquelon	Wagner	Riedl	Blaylock
Cash Compensation:
Accrued Vacation Pay	$297,101	$21,212	$216,042	$167,391	$78,021
Retirement/Deferred Compensation:
Company Contributions	20,797	1,273	15,123	11,717	5,461
Deferred Compensation/Capital Accumulation Plans
(present value)	88,000	150,000	33,000	45,000	—
Totals	$405,898	$172,485	$264,165	$224,108	$83,482

Death at 2009 Fiscal Year-End

	Mr.	Mr.	Mr.	Mr.	Mr.
Payments and Benefits Upon Separation	Wasson	Miquelon	Wagner	Riedl	Blaylock
Cash Compensation:
Accrued Vacation Pay	$326,087	$39,773	$236,375	$183,333	$93,625
Management Incentive Plan	407,609	29,830	177,281	110,000	56,175
Long-Term Incentives:(1)
Stock Options — Extended Vesting/
Exercisability(2)	491,824	4,631	—	—	—
Restricted Stock and RSUs – Accelerated
Vesting	789,965	1,177,859	567,854	572,636	520,982
Performance Share Program(3)	322,917	156,250	203,333	203,333	137,500
Retirement/Deferred Compensation:
Company Contributions	129,260	84,223	82,939	74,851	56,580
Deferred Compensation/Capital
Accumulation Plans (present value)	415,235	154,272	94,983	104,272	—
Health and Welfare Benefits:
Medical/Prescription Drug/Dental(4)	98,966	—	118,949	122,903	—
Life Insurance(5)	—	—	—	—	—
Totals	$2,981,863	$1,646,838	$1,481,714	$1,371,328	$864,862
____________________

(1)	Based on the fair market value of Company common stock on August 31, 2009, which was $33.88.

(2)	Amount shown is the “spread” (fair market value minus option exercise price) as of August 31, 2009, for all stock options that were not yet vested as of August 31, 2009, but will continue to vest upon death. These unvested stock options are listed in the Outstanding Equity Awards at 2009 Fiscal Year-End table above and will be exercisable from the vesting date through the five-year anniversary of the applicable paid-through date. Where no amount is shown, the “spread” was negative.

(3)	Upon death, a pro-rated portion of outstanding performance shares is paid out at the end of the performance period based on actual Company performance. Amounts shown above represent the value of performance shares at target, pro-rated for the portion of the performance period completed through August 31, 2009.

(4)	Where applicable, amount shown is present value of estimated benefits to the surviving spouse under the Select Senior Executive Retiree Medical Expense Plan, which is described above under “Additional Payments/Benefits Upon Retirement.”

(5)	The estimated death benefit payable to the executive’s beneficiaries upon death is not included because the Company’s cost of providing this coverage is included in the Summary Compensation Table above.

Permanent Disability at 2009 Fiscal Year-End

	Mr.	Mr.	Mr.	Mr.	Mr.
Payments and Benefits Upon Separation	Wasson	Miquelon	Wagner	Riedl	Blaylock
Cash Compensation:
Accrued Vacation Pay	$326,087	$39,773	$236,375	$183,333	$93,625
Management Incentive Plan	625,000	214,773	240,188	165,000	176,550
Long-Term Incentives:(1)
Stock Option Grants(2)	(2)	(2)	(2)	(2)	(2)
Stock Options — Extended Vesting/
Exercisability(3)	491,824	4,631	—	—	—
Restricted Stock and RSUs – Accelerated
Vesting(4)	1,455,798	1,455,776	859,638	815,803	729,708
Performance Share Program(5)	1,245,833	545,833	620,167	544,167	422,125
Retirement/Deferred Compensation:
Company Contributions	255,690	135,369	136,946	119,581	99,541
Deferred Compensation/Capital
Accumulation Plans
(present value)	3,091,380	823,933	705,669	900,775	—
Health and Welfare Benefits:
Medical/Prescription Drug/Dental(6)	201,886	—	233,943	229,778	—
Disability/Personal Accident Insurance(7)	909,408	578,825	596,339	523,939	533,982
Totals	$8,602,906	$3,798,913	$3,629,265	$3,482,376	$2,055,531
____________________

(1)	Based on the fair market value of Company common stock on August 31, 2009, which was $33.88.

(2)	On September 1, 2009, each of these named executive officers received a stock option grant for the following number of shares: Mr. Wasson – 171,474; Mr. Miquelon – 65,064; Mr. Wagner – 59,534; Mr. Riedl – 38,782; and Mr. Blaylock – 41,497. The grants were part of the stock options granted to all eligible employees as of the first day of the 2010 fiscal year. In the case of disability as of August 31, 2009, each of these stock options would have been granted and would vest in three years and be exercisable until the five-year anniversary of the applicable named executive officer’s estimated paid-through date of August 31, 2010.

(3)	Amount shown is the “spread” (fair market value minus option exercise price) as of August 31, 2009, for all stock options that were not yet vested as of August 31, 2009, but will continue to vest upon disability. These unvested stock options are listed in the Outstanding Equity Awards at 2009 Fiscal Year-End table above and will be exercisable from the vesting date through the five-year anniversary of the applicable paid-through date.

(4)	Includes restricted stock units granted for fiscal year 2010 on September 1, 2009.

(5)	Upon disability, a pro-rated portion of outstanding performance shares is paid out at the end of the performance period based on actual Company performance. Amounts shown above represent the value of performance shares at target, pro-rated for the portion of the performance period completed through the estimated paid-though date of August 31, 2010. This includes performance shares granted in fiscal year 2010.

(6)	Where applicable, amount shown is present value of estimated benefits under the Select Senior Executive Retiree Medical Expense Plan, which is described above under “Additional Payments/Benefits Upon Retirement.”

(7)	Amount shown is the first 12 months of disability pay. No amount is included for the remaining period of disability coverage, because the Company’s estimated cost of providing that coverage is included in the Summary Compensation Table above.

Retirement

     Mr. Rein retired as Chairman and Chief Executive Officer on October 10, 2008. The information below reflects actual retirement benefits paid upon retirement after age 55 with at least 25 years of service, pursuant to Company retirement programs and policies and the Retirement and Non-Competition Agreement between the Company and Mr. Rein. As an executive who retired at or above the Senior Vice President level, Mr. Rein was entitled to various retirement benefits, including payment of all accrued vacation and six additional months of continued base salary, bonus and benefits. In addition, in recognition of Mr. Rein’s years of service and dedication to the Company, pursuant to the Retirement and Non-Competition Agreement, Mr. Rein received an additional six months of base salary, bonus and benefits, resulting in an agreed upon paid-through date of February 28, 2010. Mr. Rein’s annual bonus under the Management Incentive Program is being paid at the target level (125% of base salary) for fiscal year 2009 and the applicable portion of fiscal year 2010. The amounts shown in the first column below replicate the amounts reported in the fiscal year 2008 proxy statement, as such amounts were valued at that time. The current value of certain of these items may have changed based on the fluctuations in interest rates and the Company stock price. The second column below shows the portions of these amounts, if any, that were paid in fiscal year 2009 and thus also reflected in the Summary Compensation Table above.

	Retirement on	Amounts Paid
Payments and Benefits Upon Separation	October 10, 2008	in Fiscal 2009
Cash Compensation:(1)
Base Salary (incl. accrued vacation pay)	$1,665,217	$1,065,217
Management Incentive Plan	2,250,000	1,500,000
Long-Term Incentives:(2)
Stock Option Grants	(3)	(3)
Stock Options — Extended Vesting/Exercisability(4)	—	—
Restricted Stock Units(5)	497,163	—
Performance Share Program(5)	688,380	—
Restricted Performance Share Program — Accelerated Vesting	2,173,308	882,853
Retirement/Deferred Compensation:
Company Contributions	487,082	139,799
Deferred Compensation/Capital Accumulation Plans (present value)	769,069	—
Health and Welfare Benefits:
Medical/Prescription Drug(6)	—	—
Life Insurance	32,815	21,089
Disability/Personal Accident Insurance	—	—
Perquisites and Personal Benefits:
Car Allowance	19,568	14,261
Company Physical (to age 70)	39,158	6,179
Total	$8,621,760	$3,629,398
____________________

(1)	Represents base salary and Management Incentive Plan payouts for the period from Mr. Rein’s October 10, 2008 retirement date through his paid-through date of February 28, 2010.

(2)	Based on the fair market value of Company common stock on Mr. Rein’s October 10, 2008 retirement date, which was $23.22, except amount shown in “Amounts Paid in Fiscal 2009” column is based on the fair market value of Company common stock on August 31, 2009, which was $33.88.

(3)	Mr. Rein received a stock option grant for 176,228 shares on September 1, 2008. This was part of the stock options granted to all eligible employees as of the first day of the 2009 fiscal year. Based on Mr. Rein’s retirement status, this stock option will vest in three years and is exercisable until the five-year anniversary of Mr. Rein’s February 28, 2010 paid-through date.

(4)	No amount is shown since the “spread” (fair market value minus option exercise price) as of October 10, 2008 was negative for all stock options that were not yet vested as of that date. Such stock options will continue to vest based on Mr. Rein’s retirement status. These unvested stock options are listed in the Outstanding Equity Awards at 2008 Fiscal Year-End table above and will be exercisable from the vesting date through the five-year anniversary of Mr. Rein’s February 28, 2010 paid-through date.

(5)	Amounts shown are awards for fiscal year 2009, pro-rated based on the paid-through date referenced in footnote (3) above, assuming target performance is achieved in the case of the Performance Share Program.

(6)	No amount is included for Mr. Rein’s retiree medical/prescription drug benefit, as this benefit is available to all employees hired prior to 2002 who retire after attaining age 55 with at least 25 years of service.

Securities Ownership of Certain Beneficial Owners and Management

     The following table sets forth information as of November 16, 2009, concerning the ownership of common stock by each person who is known by the Company to beneficially own more than 5% of the Company’s common stock, by each director and director nominee, by each current and former executive officer named in the Summary Compensation Table above, and by all current directors and executive officers as a group. Except as otherwise noted, to the Company’s knowledge, the persons named possessed sole voting and investment power over such shares.

		Options Currently	Total Stock
	Shares of Common	Exercisable or	and	Percent
	Stock Beneficially	Exercisable within	Stock-Based	of
Name	Owned	60 Days	Holdings	Class
Stanley B. Blaylock(1)	30,737	7,868	38,605	*
Steven A. Davis(2)	—	—	—	—
William C. Foote(2)	36,783	—	36,783	*
Mark P. Frissora(2)	3,925	—	3,925	*
Alan G. McNally(2)	47,351	60,000	107,351	*
Wade D. Miquelon(1)	56,458	—	56,458	*
Cordell Reed(2)	30,285	—	30,285	*
Jeffrey A. Rein(1)(3)	129,693	696,974	826,667	*
George J. Riedl(1)(4)	47,502	134,292	181,794	*
Nancy M. Schlichting(2)	—	—	—	—
David Y. Schwartz(2)(5)	14,342	—	14,342	*
Alejandro Silva(2)(6)	400	—	400	*
James A. Skinner(2)	590	—	590	*
Marilou M. von Ferstel(2)(7)	17,168	—	17,168	*
Mark A. Wagner(1)(8)	80,359	148,276	228,635	*
Charles R. Walgreen III(2)(9)	3,210,712	—	3,210,712	*
Gregory D. Wasson(1)(10)	100,456	106,727	207,183	*
All current directors and executive
officers as a group (32 individuals)(1)(2)(11)	4,140,244	1,362,429	5,502,673	*
____________________

*	Each shareholder owns less than 1% of the Company’s common stock.

(1)	Includes restricted shares, shares underlying restricted stock units, and restricted stock units credited as dividends on restricted stock units issued under the Company’s long term incentive programs in the following amounts: Mr. Blaylock, 29,901 shares; Mr. Miquelon, 56,261 shares; Mr. Rein, 64,727 shares; Mr. Riedl, 27,046 shares; Mr. Wagner, 31,677 shares; Mr. Wasson, 85,651 shares; and all directors, director nominees and executive officers as a group, 491,468 shares.

(2)	Does not include deferred stock units issued under the Walgreen Co. Nonemployee Director Stock Plan. The table below shows units held separately, and in total with other beneficially held stock, by each nonemployee director of the Company.

		Shares of Common
	Deferred Stock	Stock Beneficially
Name	Units	Owned	Total
Steven A. Davis	3,971	—	3,971
William C. Foote	22,727	36,783	59,510
Mark P. Frissora	—	3,925	3,925
Alan G. McNally	16,958	47,351	64,309
Cordell Reed	22,226	30,285	52,511
Nancy M. Schlichting	18,783	—	18,783
David Y. Schwartz	23,493	14,342	37,835
Alejandro Silva	12,073	400	12,473
James A. Skinner	23,581	590	24,171
Marilou M. von Ferstel	7,389	17,168	24,557
Charles R. Walgreen III	—	3,210,712	3,210,712

(3)	Mr. Rein retired as Chairman and Chief Executive Officer on October 10, 2008. As a result, 21,001 restricted shares included in the total shares reported for Mr. Rein will vest on the earlier of the applicable vesting date and Mr. Rein’s February 28, 2010 paid-through date, which represents the date through which Mr. Rein is continuing to receive compensation and benefits. The remaining 43,726 shares reported for Mr. Rein represent shares underlying restricted stock units, one-half of which will vest and one-half of which will be forfeited as of Mr. Rein’s paid-through date. See the Retirement section under “Potential Payments Upon Termination or Change in Control” for further information on amounts paid or payable to Mr. Rein following his retirement. Does not include 16 shares owned by Mr. Rein’s wife and 4,530 shares for which Mr. Rein is custodian under the Illinois Uniform Transfer to Minors Act. Mr. Rein disclaims any beneficial interest in these shares.

(4)	Does not include 3,994 shares owned by Mr. Riedl’s wife. Mr. Riedl disclaims any beneficial interest in these shares.

(5)	Does not include 4,917 shares owned by Mr. Schwartz’s wife. Mr. Schwartz disclaims any beneficial interest in these shares.

(6)	The 400 shares beneficially owned by Mr. Silva are pledged as security for a brokerage margin account.

(7)	Includes 100 shares for which Ms. von Ferstel is custodian under the Uniform Transfer to Minors Act.

(8)	Does not include 587 shares owned by Mr. Wagner’s wife. Mr. Wagner disclaims any beneficial interest in these shares.

(9)	Includes 43,278 shares owned by a trust in which Mr. Walgreen III has a shared beneficial interest. Does not include 66,536 shares held in trust for the benefit of Mr. Walgreen III’s wife, and 62,402 shares owned by other family members. Mr. Walgreen III disclaims any beneficial interest in these shares.

(10)	Includes 11,139 shares pledged by Mr. Wasson under a line of credit.

(11)	Does not include 48,095 shares owned by trusts or entities for which executive officers or directors serve as trustees or officers, or held by family members of executive officers or directors, the beneficial ownership of which has been disclaimed by such executive officers or directors.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company’s common stock, to file initial reports of ownership and changes in ownership with the SEC. Based on a review of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that all forms were filed in a timely manner during fiscal year 2009, except, due to administrative errors: Form 4s reporting the issuance of quarterly grants of retainer stock to Ms. von Ferstel and Mr. Walgreen III were filed late; and a Form 5 reporting a gift of stock and a receipt of stock through inheritance by Mr. Walgreen III was filed late.

Equity Compensation Plans

     The following table summarizes information about Walgreen Co. common stock that may be issued upon the exercise of options, warrants and rights under all of the Walgreen Co. equity compensation plans as of August 31, 2009. The following equity compensation plans were approved by shareholders: the Executive Stock Option Plan, the 1982 Employees Stock Purchase Plan, the Long-Term Performance Incentive Plan (formerly, the Restricted Performance Share Plan) and the Nonemployee Director Stock Plan. The following equity compensation plans were not approved by shareholders: the Walgreen Co. Stock Purchase/Option Plan (Share Walgreens), the plan pursuant to which a grant was made to all non-executive employees in conjunction with the opening of the Company’s 3,000th store (Walgreen Co. Option 3000 Plan), and the plan pursuant to which a grant was made to all non-executive employees in connection with the opening of the Company’s 4,000th store (Walgreen Co. Broad Based Employee Stock Option Plan).

			C. Number of securities
			remaining available for
	A. Number of securities	B. Weighted-average	future issuance under
	to be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities reflected
Plan category	warrants and rights	warrants and rights	in column (A))
Equity compensation plans approved
by security holders(1)	22,282,385	$39.78	37,661,147
Equity compensation plans not
approved by security holders(2)	26,251,185	$29.75	21,146,368
Total	48,533,570	$34.35	58,807,515

____________________

(1)

The Walgreen Co. Executive Stock Option Plan is an incentive compensation plan that permits the grant of incentive stock options and nonqualified stock options to eligible employees. This Plan is described in the "Compensation Discussion and Analysis" above and in Proposal 3 below. As of August 31, 2009, options to acquire 22,282,385 shares were outstanding, and 7,323,523 shares remained available for issuance under this Plan. As set forth in Proposal 3 below, as of November 16, 2009, 1,325,532 shares remained available for issuance under this Plan.

The Walgreen Co. 1982 Employees Stock Purchase Plan is tax-qualified Internal Revenue Code Section 423 stock purchase plan under which eligible employees are permitted to purchase shares of Walgreen Co. common stock at a 10% discount. As of August 31, 2009, 20,666,835 shares remained available for issuance under this Plan.

The Walgreen Co. Long-Term Performance Incentive Plan is an incentive compensation plan that permits the grant of restricted stock, restricted stock units, performance units and performance shares. The restricted stock unit and performance share programs that are currently in place under this Plan are described in the "Compensation Discussion and Analysis" above. As of August 31, 2009, 9,670,789 shares remained available for issuance under this Plan.

The Walgreen Co. Nonemployee Director Stock Plan does not have a specific number of shares reserved for issuance, and therefore, shares remaining available for grant pursuant to the plan are not included in the table. Under the Plan, in fiscal year 2009 directors received an annual share grant equal to $120,000 divided by the price of a share of common stock on October 31, 2008, the trading date preceding the grant date of November 1, 2008, which was not a trading day. Each nonemployee director may elect to receive this annual share grant in the form of shares or deferred stock units. Furthermore, through fiscal year 2009, each nonemployee director received one-half of his or her quarterly Board retainer in shares or deferred stock units. The number of shares is determined by dividing the dollar value of the quarterly retainer by the fair market value of a share on the first trading day of each fiscal quarter. However, if the director elects deferred stock units, then the number of shares is determined by dividing the dollar value of the quarterly retainer by the fair market value of a share on the day of each quarterly Board meeting.

(2)	Share Walgreens is a stock purchase and stock option incentive compensation plan that allows eligible non-executive employees to buy stock (up to a limited percentage of base annual salary) during specific window periods. For each share of common stock an employee purchases through the plan, the employee will receive from one to three options to purchase additional shares at a fixed price. The determination of the number of options is a function of the degree to which the Company attains pre-established performance goals. For options granted prior to October 1, 2005, the option price equaled the lesser of: (a) the average of the fair market value of a share of common stock on each of the first five trading days during the applicable window period, or (b) the average of the fair market value of a share of common stock on each of the last five trading days during such window period, with a floor price of not less than 15% of the fair market value of the stock on the last trading day of the applicable window period. For options granted on or after October 1, 2005, the option price is the closing price of a share of common stock on the grant date. There is a two-year holding period on purchased shares, and in most cases, options may be exercised after this two-year period. Unexercised options expire 10 years after the date of the grant, subject to earlier termination if the optionee’s employment ends. Options may be granted until September 30, 2012, for an aggregate of 42 million shares of common stock. As of August 31, 2009, options to acquire 17,369,871 shares were outstanding.

The Walgreen Co. Option 3000 Plan is an incentive compensation plan that permitted the grant of nonqualified stock options to all non-executive employees who were employed by the Company on May 11, 2000. Each eligible employee received from 75 to 500 options based on the employee’s years of service on the date of the grant. The option price is $29.1875, the closing price of a share of common stock on May 11, 2000. The options vested and became exercisable on May 11, 2003, and unexercised options expire on May 10, 2010, subject to earlier termination if the optionee’s employment ends. As of August 31, 2009, options to acquire 3,088,619 shares were outstanding.

The Walgreen Co. Broad Based Employee Stock Option Plan is an incentive compensation plan that permits the grant of nonqualified stock options to eligible non-executive employees to celebrate the achievement of store opening milestones (such as the opening of the Company’s 4,000th store), employees’ contributions to such milestones, and to generally reward employees for devoting their continued best efforts to the business and affairs of the Company. For options granted to employees in connection with store opening milestones, the Compensation Committee determines the number of options to be granted, if any, and which non-executive employees who are employed as of the designated date will participate. Under the plan, the Compensation Committee may also grant options from time to time to individual non-executive employees. The option price for each grant equals the closing price of common stock on the designated grant date. Except as may be otherwise determined by the Compensation Committee, each option vests three years after the date of the grant, and unexercised options expire 10 years after the date of the grant, subject to earlier termination if the optionee’s employment ends. The plan covers 15 million shares of common stock. As of August 31, 2009, options to acquire 3,534,780 shares were outstanding.

Certain Relationships and Related Transactions

     Certain employees of the Company who received fiscal year 2009 compensation of more than $120,000 are related to current or recently retired executive officers or directors of the Company. They include: Casey (Handal) Kozlowski, Manager, Automation Technology and daughter of William M. Handal, a retired executive officer of the Company; Michael Handal, District Manager and son of William M. Handal, a retired executive officer of the Company; Kevin P. Walgreen, President, New Business Design Group and son of Charles R. Walgreen III, a director of the Company; and Stewart B. Wasson, Vice President, Operations, and brother of Gregory D. Wasson, the President and Chief Executive Officer and a director of the Company. Each employee’s compensation was comparable to other Company employees at similar levels.

     The Company acquired Take Care Health Systems in 2007. A critical consideration in the acquisition was the retention of Take Care’s Chairman, Hal Rosenbluth, and his continued focus on and best efforts to grow the company. To that end, Mr. Rosenbluth, now a Senior Vice President, travels extensively, frequently by private aircraft, which is owned by him and operated by a charter company, Talon Air, Inc., for business flights. In fiscal year 2009, the Company paid Talon Air approximately $230,000 for the charter of Mr. Rosenbluth’s aircraft for his business travel, and Mr. Rosenbluth, in turn, received approximately $126,000 from Talon Air. Neither Walgreen Co. nor Mr. Rosenbluth has an ownership interest in Talon Air and the charter rates paid are at market.

     Each year, each director and officer completes a Director and Officer Questionnaire that requires disclosure of any transactions with the Company in which a related person, such as a director or officer, or any member of his or her immediate family, has a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of procedures and controls to obtain information from the Company’s directors and officers relating to related-party transactions and then determining, based on the facts and circumstances, whether the Company or a related-party has a direct or indirect material interest in the transaction. The Nominating and Governance Committee reviews related-party transactions. Members of the Committee that may be a party to a specific transaction abstain from any associated deliberations. The Committee approves a related party transaction only if the Committee deems it to be in the best interests of the Company. When considering a transaction, the Committee will review all relevant factors including the Company’s rationale for entering into a related-party transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, and potential for an actual or apparent conflict of interest.

     The Audit Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

Audit Committee Report

     The Audit Committee of the Board of Directors has:

  Reviewed and discussed the audited financial statements with management;

  Discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T; and

  Received the written disclosures and the letter from Deloitte & Touche LLP pursuant to applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Committee concerning independence, and discussed with Deloitte & Touche LLP its independence from the Company.

     In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2009.

David Y. Schwartz, Chairman
Nancy M. Schlichting
Alejandro Silva
James A. Skinner
Marilou M. von Ferstel

Independent Registered Public Accounting Firm Fees and Services

Fees Paid to the Independent Registered Public Accounting Firm

     All fees billed by Deloitte & Touche LLP for services rendered during fiscal years 2009 and 2008 are as follows:

	Fiscal Year 2009	Fiscal Year 2008
Audit Fees(1)	$2,217,000	$1,980,000
Audit-Related Fees(2)	—	11,000
Tax Fees(3)	835,000	22,000
All Other Fees	—	—
Total Fees	$3,052,000	$2,013,000
____________________

(1)	Audit fees cover: professional services performed by Deloitte in the audit of the Company’s annual financial statements included in the annual report on Form 10-K; audit of the effectiveness of internal control over financial reporting; the review of financial statements included in the Company’s quarterly reports on Form 10-Q; and services normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees billed for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. Such services may include audits of employee benefits plans and consultations with respect to financial reporting and accounting standards. There were no audit-related fees approved during fiscal years 2009 and 2008 pursuant to the de minimis exception under Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

(3)	Tax fees consist of fees billed for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its subsidiaries, refund claims, tax appeals, and tax work stemming from “Audit-Related” items. There were no tax fees approved during fiscal years 2009 and 2008 pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Pre-Approval of Services Provided By the Independent Registered Public Accounting Firm

     The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the Company’s independent registered public accounting firm and has established a policy concerning the preapproval of services performed by the Company’s independent registered public accounting firm. Each proposed engagement not specifically identified by the SEC as impairing independence is evaluated for independence implications prior to entering into a contract with the independent registered public accounting firm for such services. The Audit Committee has approved in advance certain permitted services whose scope is consistent with auditor independence. These services are (i) statutory audits of Company subsidiaries, (ii) services associated with SEC registration statements, other documents filed with the SEC or other documents issued in connection with securities offerings (for example, comfort letters or consents), (iii) consultations related to adoption of new accounting or auditing pronouncements, disclosure requirements or other accounting related regulations, (iv) audits of employee benefit plans, and (v) consultations related to executive compensation, international tax compliance, federal tax compliance, sales tax compliance or tax legislation not to exceed $10,000 in fees individually or $100,000 in fees in the aggregate annually. If the project is in a permitted category, it is considered pre-approved by the Audit Committee. All other services require specific pre-approval by the Audit Committee. Engagements with total fees less than $100,000 require the approval of one member of the Audit Committee. Engagements with total fees greater than $100,000 require the approval of the full Audit Committee. On a quarterly basis, the Audit Committee reviews a summary listing all service fees, along with a reasonably detailed description of the nature of the engagement.

     All audit, audit-related, and tax services performed by Deloitte in fiscal year 2009 were pre-approved by the Audit Committee in accordance with the regulations of the SEC. The Audit Committee considered and determined that the provision of nonaudit services by Deloitte during fiscal year 2009 was compatible with maintaining auditor independence.

PROPOSAL 2

Ratification of the Appointment of the Independent Registered Public Accounting Firm

     In accordance with the Audit Committee’s charter, the Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2010. Deloitte has been the Company’s independent registered public accounting firm since May 2002, and is considered by management to be well qualified.

     Shareholder ratification of the Audit Committee’s selection of Deloitte as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise. The Board of Directors, however, is submitting the selection of Deloitte to the shareholders for ratification. In the event the shareholders do not ratify the appointment of Deloitte, the selection of an independent registered public accounting firm will be determined by the Audit Committee after careful consideration of any information submitted by the shareholders. In addition, even if the shareholders ratify the selection of Deloitte, the Audit Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

     Representatives of Deloitte are expected to be present at the Annual Meeting to respond to shareholders’ questions and to have the opportunity to make any statements they consider appropriate.

     The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

PROPOSAL 3

Amendment and Restatement of the Walgreen Co. Executive Stock Option Plan

     The Board of Directors has unanimously approved and is proposing for shareholder approval the amended and restated Walgreen Co. Executive Stock Option Plan (the “Plan”) to increase the number of shares authorized for issuance under the Plan, to extend the term of the Plan, and to make certain other changes to the Plan. The key changes reflected in the amended and restated Plan are as follows:

  Increase the number of authorized shares of Company common stock by 25,000,000.

  Extend the term of the Plan for 10 years from the date of shareholder approval – through January 13, 2020.

  Expand the Plan’s eligibility provision to cover employees at all levels at the discretion of the Compensation Committee of the Board of Directors. Previously the Plan was only applicable to employees at or above a specified management-level salary grade.

  Expand the delegation authority of the Compensation Committee to permit delegation to Company management of the authority to grant stock options to employees below the senior executive level.

     The Plan was first approved by shareholders in January 1983, and was most recently approved by shareholders on January 11, 2006, although no additional shares were added at that time. The Plan has been employed as a principal feature of the Company’s compensation program continuously from 1983 through the present. If the shareholders approve the amended and restated Plan, it will replace the current version of the Plan.

     As of November 16, 2009 (the record date for the Annual Meeting), there remained 1,325,532 shares of the Company’s common stock available for issuance under the Plan. If the amended and restated Plan is approved, these remaining shares, plus an additional 25,000,000 shares, will be available for issuance under the Plan.

     The closing price of the Company’s common stock on the New York Stock Exchange on November 16, 2009 was $39.40 per share.

Purposes of the Plan

     The purposes of the Plan are to enable the Company to attract and retain key employees, to align their interests with those of the Company’s shareholders, and to offer competitive compensation packages to key employees.

Description of the Plan

     A summary of certain material features of the amended and restated Plan follows.

     Plan Shares. Prior to this amendment and restatement, 38,400,000 shares have been authorized under the Plan. As of November 16, 2009, 1,325,532 shares remained available for awards under the Plan. If the amended and restated Plan is approved by shareholders, an additional 25,000,000 shares will be available for issuance under the Plan.

     Plan Term. The Plan was originally approved by shareholders on January 12, 1983, for a term of ten years beginning October 13, 1982. The term of the Plan has been extended from time-to-time, and on January 11, 2006 shareholders approved an extension of the Plan until January 11, 2016. If the amended and restated Plan is approved by shareholders, the Plan will continue through January 13, 2020.

     Eligibility. Under the amended and restated Plan, the Compensation Committee of the Board of Directors of the Company (referred to in this proposal as the “Committee”) will have the discretion to determine the employees of the Company and its subsidiaries eligible for participation in the Plan. Prior to this amendment and restatement, as of November 16, 2009, approximately 3,092 employees were eligible to participate in the Plan. No option may be granted to any person who owns, directly or indirectly, shares of stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company.

     Operation of the Plan. The Plan provides for the grant of stock options to purchase shares of the Company’s common stock to key employees of the Company and its subsidiaries. In granting options and issuing stock when options are exercised, the Company may use authorized but unissued shares, treasury shares, or shares reacquired by the Company.

     As originally approved, the Plan provided for the granting of incentive stock options, containing such terms and conditions as required by Section 422 of the Internal Revenue Code of 1986, as amended. In 1989, the Plan was amended to also permit the granting of nonqualified stock options. Since September 1, 1990, no new incentive stock options have been granted.

     Subject to limitations that may be imposed by the Committee at the time of grant, an option may be exercised in whole or in part, at any time or from time-to-time prior to its termination. Payment of the exercise price may be made in cash, by delivery of shares of common stock of the Company with a fair market value equal to the exercise price on the date of exercise, or partly in cash and partly in shares.

     Administration. The Plan is administered by the Committee. The Committee selects the employees of the Company who will receive grants of options under the Plan, the number of shares of stock subject to each option, the exercise price of the options (which may not be less than the fair market value of the shares on the date the options are granted), the duration of the options (which may not exceed ten years), and other option terms and conditions. The day-to-day administration of the Plan may be carried out by officers and employees of the Company designated by the Committee. Under the amended and restated Plan, the Committee also has authority to delegate to Company management the authority to grant stock options to employees below the senior executive level. No members of the Compensation Committee are eligible to participate in the Plan.

     Treatment of Options Upon Termination of Employment. The Committee has the authority to set the terms that will govern the treatment of options upon the termination of an optionee’s employment under various circumstances (i.e., death, retirement, total and permanent disability, or other termination of employment). The Committee, in its discretion, may also extend the time period for an optionee to exercise his or her option following termination of employment for a period not to exceed 60 months from the date of an employee’s death, disability, retirement or employment termination, as applicable; provided that in no event shall such exercise period extend beyond the original expiration date.

     Nontransferability. Options granted under the Plan may be transferred to immediate family members, family trusts, and family partnerships, or may be transferred by will or by the laws of descent and distribution. Other than these exceptions, however, the options are only exercisable by the optionee during the optionee’s lifetime.

     Annual Grant Limit and Capital Changes. Subject to adjustment as described herein, no more than the aggregate of 1,000,000 shares of common stock may be subject to options granted during any 12-month period to any optionee under the Plan. The number of shares of common stock available under the Plan, the number of shares subject to outstanding options, the exercise price of any option under the Plan, and the 12-month maximum grant limit described above will be appropriately and proportionally adjusted in the event of a stock dividend, recapitalization, merger, consolidation, stock split and similar events. Shares covered by expired, cancelled or otherwise terminated options become available for the grant of new options.

     Plan Termination and Amendment. The Board of Directors generally has the right to alter, suspend or discontinue the Plan, subject to shareholder approval where required by applicable law or regulation. However, the Board of Directors may not revoke or alter, in a manner unfavorable to the holder, any outstanding option without the consent of its holder. Also, unless shareholder approval is obtained, the Board of Directors may not amend the Plan to: (i) increase the aggregate number of shares subject to options under the Plan (except as provided above with regard to certain corporate events); (ii) decrease the minimum exercise price; (iii) increase the maximum number of shares for which an option or options may be granted to any one employee (except as provided above with regard to certain corporate events); (iv) permit any member of the Board of Directors of the Company who is not an officer or employee of the Company or a subsidiary, or any member of the Committee, to become eligible for options under the Plan; (v) extend the term of the Plan or the maximum period during which any option may be exercised; or (vi) otherwise amend the Plan to the extent such amendment would be deemed material (and thereby require shareholder approval), within the meaning of the rules of any stock exchange or similar organization governing the listing of the shares.

     Options to be Granted and Option History. Since it is within the discretion of the Committee to determine which employees are to receive options, it is presently not possible to state which employees are to receive such grants or the number of shares that may be granted. Non-employee members of the Company’s Board of Directors are not eligible to participate in the Plan. From the inception of the Plan (October 13, 1982) through November 16, 2009, options granted under the Plan include the following:

Name and Principal Position	Number of Shares
Gregory D. Wasson, President and Chief Executive Officer	607,489
Alan G. McNally, Chairman and Former Acting Chief Executive Officer(1)	120,000
Jeffrey A. Rein, Former Chairman and Chief Executive Officer	1,105,907
Wade D. Miquelon, Executive Vice President and Chief Financial Officer	146,696
Mark A. Wagner, Executive Vice President	336,004
George J. Riedl, Senior Vice President	294,478
Stanley B. Blaylock, Senior Vice President	41,496
All current executive officers as a group	3,891,482
All employees as a group (other than current executive officers)	67,992,044
____________________

(1)	The stock option grant to Mr. McNally was made upon his appointment as acting Chief Executive Officer. One-half of the option vested and one-half was forfeited upon the appointment of Mr. Wasson as Chief Executive Officer on February 1, 2009.

Federal Income Tax Consequences

     Based on current federal income tax law, the federal income tax consequences of an option grant under the Plan depend on the type of grant. Generally, the recipient of an incentive stock option will not recognize taxable income at the time of grant or exercise, and the Company will not be entitled to a tax deduction at such times so long as minimum holding period and employment requirements are satisfied. Any gain on the disposition of stock acquired through an incentive stock option will be taxable to the optionee as long-term capital gain. The excess of the fair market value of the stock over the option price at the time the option is exercised is includible in the optionee’s alternative minimum taxable income for the year of exercise. If the minimum holding period and employment requirements are not satisfied, an optionee will recognize, in the year of disposition of the stock, ordinary income equal to the difference between the fair market value of the stock on the date of exercise and the price paid upon exercise of the option. The Company will be allowed a corresponding deduction against income in the year in which such a premature disposition occurs.

     Generally, the grant of a nonqualified stock option does not result in taxable income to an optionee or a tax deduction to the Company. Upon exercise, an optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the option price, and the Company will be entitled to a corresponding income tax deduction.

     The foregoing is only intended as a summary of the federal income tax consequences that apply to awards and payments under the Plan, based on the Company’s interpretation of current tax laws.

     The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE WALGREEN CO. EXECUTIVE STOCK OPTION PLAN. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

PROPOSAL 4

Shareholder Proposal on a Policy to Change Each Voting Requirement in the Company’s Charter and
By-laws to Simple Majority Vote

     Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, the beneficial owner of more than $2,000 of the Company’s common stock, has given notice of his intention to introduce the following resolution at the Annual Meeting:

Shareholder Proposal:

4 – Adopt Simple Majority Vote

     RESOLVED, Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against related proposals in compliance with applicable laws. This includes each 67% and 80% shareholder voting provision in our charter and/or bylaws.

     Currently a 1%-minority can frustrate the will of our 79%-shareholder majority. Our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker non-votes. For example, a Goodyear (GT) management proposal for annual election of each director failed to pass even though 90% of votes cast were yes-votes. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

     The Council of Institutional Investors www.cii.org recommends adoption of simple majority voting. This proposal topic also won up to 88% support at the following companies in 2009:

Goldman Sachs (GS)	75%	James McRitchie (Sponsor)
Waste Management (WMI)	80%	William Steiner
FirstEnergy (FE)	80%	Ray T. Chevedden
Macy’s (M)	88%	William Steiner

     The merits of this Simple Majority Vote proposal should also be considered in the context of the need to initiate improvements in our company’s corporate governance and in individual director performance. For instance in 2009 the following governance and performance issues were identified:

  William Foote was designated a “flagged director” by The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, due to his service with USG Corporation, which filed for Chapter 11 Bankruptcy.

  This was compounded by William Foote chairing our key Nomination Committee and serving on our Executive Pay committee.

  There were three long-tenured directors (independence concern) with 15 to 46 years tenure and one director over the retirement age:
Cordell Reed	15-years
Marilou von Ferstel	22-years
Charles Walgreen	46-years

  Marilou von Ferstel, with 22-years tenure (independence concern), served on our Audit and Nominating Committees.

  Jeffrey Rein, our recent CEO, also received $286,000 in all other compensation, typically difficult to justify in terms of shareholder benefit, including $216,000 for a profit sharing restoration plan.

  A number of our directors owned less than 1000 shares – commitment concern.

     The above concerns shows [sic] there is need for improvement. Please encourage our board to respond positively to this proposal:

Adopt Simple Majority Vote
Yes on 4.
______________

The Company’s Response:

     For the reasons explained below, the Company’s Board of Directors believes that adopting this proposal is unnecessary and is not in the best interest of the Company and its shareholders.

     A simple majority vote requirement already applies to virtually all matters typically submitted to a vote of our common shareholders, including all matters being voted upon at this year’s meeting. There are no provisions in our by-laws requiring a supermajority vote. As permitted by Illinois law, paragraph 3 of Article R-V of the Company’s Amended and Restated Articles of Incorporation requires, in certain cases, that 80% of our outstanding shares of common stock entitled to vote approve a business combination with a “substantial shareholder.”

     To be deemed “substantial” and trigger the supermajority vote requirement, the shareholder proposing a business combination with the Company would have to beneficially own at least 10% of the Company’s common stock. Furthermore, the substantial shareholder could avoid the supermajority vote requirement by:

  Offering a price per share to our shareholders at least equal to the highest price paid by the substantial shareholder in acquiring any of its Company common stock holdings, or

  Obtaining approval of the Company’s Board.

     Eighty percent of our outstanding shares of common stock must agree to amend this provision.

     This one, discrete, supermajority vote requirement – and the threshold to amend it – has been included in our Articles of Incorporation for many years. It relates to a fundamental element of our corporate governance and parallels similar provisions in charters of many public companies and in the corporate laws of Illinois and other states. In effect, the provision discourages potential acquirors from purchasing a large block of stock as a means of substantially influencing the outcome of a simple majority vote. Other than this provision, our Amended and Restated Articles of Incorporation default to Illinois law, which requires the affirmative vote of two-thirds of outstanding shares of common stock entitled to vote to amend articles of incorporation, approve certain mergers, or dissolve a corporation, and a simple majority on all other matters.

     This supermajority vote requirement does not “frustrate the will of the majority,” as the proponent alleges. Rather, the substantial shareholder who is unwilling to offer all shareholders the highest price such shareholder paid for the stock, and cannot convince our Board of the merits of the transaction, must convince a substantial majority of our shareholders. We believe that this empowers our shareholders and protects against a business combination that may be coercive, inadequately priced, unfair or otherwise not in the best interests of all shareholders.

     The Board also strongly favors effective corporate governance with a strong, diligent and independent board of directors. The Board is composed of a majority of independent directors, as determined under the standards of the New York Stock Exchange, The NASDAQ Global Select Market, and the Chicago Stock Exchange. The Board is led by an independent Chairman and its audit committee, compensation committee and nominating and governance committee are composed solely of independent directors. The Board has also adopted thoughtful share ownership guidelines, described in the Director Compensation section above, to continue to align the interests of the directors and shareholders.

     The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this Shareholder’s proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

PROPOSAL 5

Shareholder Proposal on a Policy That a Significant Portion of Future Stock Option Grants to Senior
Executives Should be Performance-Based

     The Massachusetts Laborers’ Pension Fund, 14 New England Executive Park, Suite 200, P.O. Box 4000, Burlington, Massachusetts 01803, the beneficial owner of more than $2,000 of the Company’s common stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

Shareholder Proposal:

     Resolved: That the shareholders of Walgreen Company (the “Company”) request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.

     Supporting Statement: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company’s peer group.

     Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company’s stock price performance is superior to the companies in the peer group utilized. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-priced options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.

     Our shareholder proposal requests that the Company’s Compensation Committee utilize one or more varieties of performance-based stock options in constructing the long-term equity portion of the senior executives’ compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.

     Leading investors and market observers, such as Warren Buffet and Alan Greenspan, have criticized the use of fixed-price options on the grounds that they all too often reward mediocre or poor performance. The Conference Board’s Commission on Public Trust and Private Enterprise in 2002 looked at the issue of executive compensation and endorsed the use of performance-based options to help restore public confidence in the markets and U.S. corporations.

     At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded. Performance-based options can be an important component of a compensation plan designed to focus senior management on accomplishing long-term corporate strategic goals and superior long-term corporate performance. We urge your support for this important executive compensation reform.

The Company’s Response:

     For the reasons explained below, the Company’s Board of Directors believes that adopting this proposal is not in the best interest of the Company and its shareholders.

     The Board’s Compensation Committee, which consists entirely of independent directors, seeks to ensure that the Company attracts, retains and motivates a talented and experienced leadership team by maintaining a senior executive compensation program that is competitive and that fosters the goals of the Company. The goals and elements of the compensation program (described in greater detail in the Compensation Discussion and Analysis section above) embrace strongly the principle of pay for performance. Under the program, when the Company’s performance improves, both senior executives and shareholders benefit.

     An important component of the Company’s compensation program is the long-term incentive performance share award. Performance share awards are contingent upon senior executives achieving Company benchmarks stretching over three years. Performance goals are set for each three-year period by the Compensation Committee and can relate to, among other things, return on invested capital and earnings. Shares are only awarded under this program if performance thresholds are met. Similarly, short-term incentives under the Company’s compensation program reward senior executives based on achievement of individual and Company objectives over one-year periods.

     Additional long-term incentives awarded under the program are fixed-price stock options and restricted stock units. Stock options and restricted stock units have a three year vesting requirement, and appreciate only if the Company’s stock price improves. More specifically, stock options are granted at fair market value on the date of the grant. The options have no value unless the Company’s stock price improves and the senior executive remains with the Company until the options vest. Similarly, senior executives may only realize appreciation from restricted stock units if the value of the Company’s stock rises and the senior executive remains with the Company until the units vest. Therefore, stock options and restricted stock units are inherently tied to increases in shareholder value. The Board believes that this reflects the most widely used approach among public companies.

     The Board believes that the Compensation Committee should have the flexibility to exercise its judgment and discretion to structure the Company’s senior executive compensation program using the combination of incentives it deems appropriate in order to further the Company’s objectives. Limiting this flexibility will place the Company at a competitive disadvantage in recruiting, retaining and motivating senior executives.

     The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this Shareholder’s proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

PROPOSAL 6

Shareholder Proposal on a Written Report on Charitable Donations

     Mesdames Sally Klinke and Patricia Fournier, with an address care of Physicians Committee For Responsible Medicine, 5100 Wisconsin Avenue, NW, Suite 400, Washington, DC 20016, each the beneficial owner of more than $2,000 of the Company’s common stock, have given notice of their intention to introduce the following resolution at the Annual Meeting:

Shareholder Proposal:

     Resolved, that, to advance the business interests and economic well-being of Walgreen Co. (“Company”), Shareholders request the Board to prepare a written report regarding its charitable donations since 2004, detailing:

  current policies;

  all charitable donations, sponsorships, and financial philanthropy;

  all corporate funds directly donated to any public or private charitable organization, including non-profit organizations operating under Section 501(c)(3) and 501(c)(4) of the Internal Revenue Code; and

  the feasibility of concrete policy changes, including minimizing donations to charities that fund animal experiments.

     Supporting Statement: Scientific and ethical problems associated with the use of animals in experimentation have led to steadily increasing social concerns, which in turn affect product purchases, charitable giving and corporate support. In a survey by the Opinion Research Corporation, 71% of respondents felt it was important that their donations be used for “innovative non-animal research” and 67% stated that they are more likely to donate to a charity that has a policy of “never funding animal experiments” than to one that does. (Physicians Committee for Responsible Medicine (PCRM). Trends in Humane Giving (2005).) Charities, and by extension, their corporate sponsors are therefore susceptible to adverse publicity, public outrage and backlash following reported involvement in animal experiments.

     Corporations concerned about ethical giving can now be guided by the Humane Charity Seal of Approval, which is administered by the Council on Humane Giving and overseen by PCRM. The Humane Seal highlights charities that are “committed to providing vital [patient] services . . . or advancing research without the use of animals.” (Council on Humane Giving, Humane Charity Seal of Approval, http://humaneseal.org/index. html.)

     In laboratory experimentation, chimpanzees and other nonhuman primates experience disordered behavior, like posttraumatic stress disorder (Bradshaw GA, Capaldo T, Lindner L, Grow G. Building an inner sanctuary: Trauma-induced symptoms in non-human great apes. J. Trauma Dissoc. 2008;9(1):9-34.), while mice and rats are plagued by learned helplessness, a form of depression typical of domestic violence victims. (Seligmman ME, Beagley G. Learned helplessness in the rat. J. Comp. Physiol. Psychol. 1975;88:534-541.) Many drugs successful in animal studies fail in human trials, including more than 80 HIV/AIDS vaccines (U.S. National Institute of Health, ClinicalTrials.gov, http://www.clinicaltrials.gov.), over 150 stroke treatments (Marcleod M. What can systematic review and meta-analysis tell us about the experimental data supporting stroke drug development? International Journal of Neuroprotection and Neuroregeneration 2005;1:201.), and an estimated 95% of cancer drugs. (Kola I and Landis J. Can the pharmaceutical industry reduce attrition rates? Nature Reviews Drug Discovery 2004;3:711-5.)

     The Company’s continued charitable donations to fund animal experiments pose significant risks to public health. Walgreen Co. can better impact public health and address ethical concerns by making charitable contributions to entities that promote health, yet do not engage in cruel or scientifically questionable animal research. Shareholders, therefore, have a vested interest in learning the full extent of the Company’s charitable donations. It is imperative that the Company prepare a detailed report on its corporate donations as outlined above.

The Company’s Response:

     For the reasons explained below, the Company’s Board of Directors believes that adopting this proposal is not in the best interest of the Company and its shareholders.

     The Company’s management oversees its charitable giving programs, with periodic review by the Board. The programs focus on supporting local community initiatives addressing health, education and hunger, providing free health screenings, and supporting national efforts to advance health awareness and disease research.

     Our website, http://www.walgreens.com/responsibility/index.html, contains information regarding the charitable programs and activities in which the Company is involved. The information on the website is updated on an ongoing basis throughout the year as our management makes decisions concerning our charitable activities. The website also sets out the principles by which the Company guides its giving.

     The proponents advocate that the Company limit its giving to organizations that receive the Humane Charity Seal of Approval. The designation is sponsored by an affiliate of the proponents and is granted to organizations that conduct research without the use of animals. While we are sympathetic to the proponents’ concerns, the Seal is not widely adopted by major charitable organizations. Requiring the Seal as a condition of Company giving will constrain efforts to spread awareness of heart disease, cancer, and diabetes prevention in cooperation with such institutions as the American Heart Association, the American Cancer Society, and the Juvenile Diabetes Foundation, which do not carry the Seal.

     The Company believes that disclosure currently provided on its website provides a reasonable review of the Company’s charitable activities and is the most effective and efficient use of the Company’s resources. Because management carefully evaluates and reviews the Company’s charitable activities, and makes information regarding the Company’s corporate giving publicly available, the Board does not believe that implementing the proponents’ proposal would justify the administrative costs and efforts, nor would it provide a corresponding meaningful benefit to the Company’s shareholders.

     The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

Householding

     The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name receive only one copy of the Company’s Annual Report and proxy statement, unless one or more of these shareholders notifies the Company that they would like to continue to receive individual copies. This reduces printing costs and postage fees. If, because of multiple accounts, you are still receiving multiple copies of the Company’s Annual Report or proxy statement at a single address and wish to receive a single copy, or if you participate in householding and wish to receive a separate copy of the 2009 Annual Report or proxy statement, or prefer to receive separate copies of future materials, and your shares are registered directly through the Company’s transfer agent, please contact Wells

Fargo Bank, N.A., at (888) 368-7346, or inform them in writing at 161 North Concord Exchange Street, South Saint Paul, Minnesota 55075. If your shares are held through a brokerage account, please contact your broker directly.

     Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

Shareholder Proposals for the Next Annual Meeting

     Shareholders may submit proposals appropriate for shareholder action at the Company’s Annual Meeting consistent with the regulations of the SEC. For proposals to be considered for inclusion in the proxy statement for the Annual Meeting scheduled on January 12, 2011, the proposals must be received by the Company no later than July 27, 2010. Such proposals should be directed to Walgreen Co., Attention: Corporate Secretary, 200 Wilmot Road, Deerfield, Illinois 60015.

     Shareholder proposals that are not intended for inclusion in the Company’s proxy statement may be brought before an Annual Meeting in accordance with the advance notice procedures described in the Company’s By-Laws. For the Annual Meeting on January 12, 2011, the Corporate Secretary must receive notice of the proposal on or after September 15, 2010 and no later than October 15, 2010. Shareholder proposals must be in proper written form and must meet the detailed disclosure requirements set forth in the Company’s By-Laws, including a description of the proposal, the relationship between the proposing shareholder and the underlying beneficial owner, if any, and such parties’ stock holdings and derivative positions in the Company’s securities. The Company’s By-Laws also require that shareholder proposals concerning nomination of directors provide additional disclosure, including information the Company deems appropriate to ascertain the nominee’s qualifications to serve on the Company’s Board of Directors, disclosure of compensation arrangements between the nominee, the nominating shareholder and the underlying beneficial owner, if any, and other information required to comply with the proxy rules and applicable law.

By order of the Board of Directors,

DANA I. GREEN Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders to be held on January 13, 2010

     The Notice of Annual Meeting, Proxy Statement and the 2009 Annual Report are available electronically at http://investor.walgreens.com.

     On this Website, the Company also posts the Company’s 2009 Annual Report on Form 10-K, as filed with the SEC, including the financial statements and schedules. The Company will furnish, on written request and without charge, a printed copy of the Annual Report on Form 10-K to each person whose proxy is solicited and to each person representing that, as of the record date for the meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to Walgreen Co., c/o Shareholder Relations, Mail Stop #2261, 200 Wilmot Road, Deerfield, Illinois 60015.